   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 29, 1998

                                                      REGISTRATION NO. 333-64973
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 3
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT


                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                            PRIME GROUP REALTY TRUST

        (EXACT NAME OF REGISTRANT AS SPECIFIED IN GOVERNING INSTRUMENT)

                      MARYLAND                                             36-4173047
            (STATE OR OTHER JURISDICTION                                (I.R.S. EMPLOYER
         OF INCORPORATION OR ORGANIZATION)                            IDENTIFICATION NO.)

                        77 WEST WACKER DRIVE, SUITE 3900
                            CHICAGO, ILLINOIS 60601
                                 (312) 917-1300
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                               MICHAEL W. RESCHKE
                             CHAIRMAN OF THE BOARD
                            PRIME GROUP REALTY TRUST
                        77 WEST WACKER DRIVE, SUITE 3900
                            CHICAGO, ILLINOIS 60601
                                 (312) 917-1300
                    (NAME AND ADDRESS OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                             WAYNE D. BOBERG, ESQ.
                              BRIAN T. BLACK, ESQ.
                                WINSTON & STRAWN
                              35 WEST WACKER DRIVE
                            CHICAGO, ILLINOIS 60601
                                 (312) 558-5600
                             ---------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
  Any time and from time to time after the effective date of this Registration
                                   Statement.
                             ---------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
------------
                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THIS INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND THE SELLING SHAREHOLDERS ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                SUBJECT TO COMPLETION -- DATED DECEMBER 29, 1998


PROSPECTUS
--------------------------------------------------------------------------------
                               PRIME GROUP REALTY TRUST
                  2,000,000 Series A Cumulative Convertible Preferred

                                     [LOGO]
                             Shares of Beneficial Interest
                    11,711,075 Common Shares of Beneficial Interest
----------------------------------------------------------------------------
We are a real estate company which owns and manages a portfolio of office and industrial properties located primarily in the Chicago, Illinois metropolitan area.


Security Capital Preferred Growth Incorporated and/or its permitted transferees may use this prospectus to offer for sale up to 2,000,000 of our outstanding convertible preferred shares and up to 2,000,000 of our common shares from time to time. We may issue all or a portion of the 2,000,000 common shares upon conversion of the convertible preferred shares.



In addition, limited partners of Prime Group Realty, L.P. may use this prospectus to offer for sale up to an additional 9,711,075 of our common shares from time to time. We may issue all or a portion of the 9,711,075 common shares upon the exchange of common units of limited partner interest in Prime Group Realty, L.P. held by these limited partners.



INVESTING IN THE CONVERTIBLE PREFERRED SHARES AND THE COMMON SHARES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" ON PAGES 4 TO 15.


--------------------------------------------------------------------------------
NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               THE DATE OF THIS PROSPECTUS IS DECEMBER   , 1998.

                               TABLE OF CONTENTS

                                                     PAGE
                                                  -----------
The Offering....................................           3
Private Securities Litigation Reform Act of 1995
  Safe Harbor Cautionary Statement..............           4

Risk Factors....................................           4

About Prime Group Realty Trust..................          16

Use of Proceeds.................................          17

Price Range of Common Shares and
  Distributions.................................          18

Ratios of Earnings to Combined Fixed Charges and
  Preferred Share Distributions.................          19

Description of Shares of Beneficial
  Interest......................................          19

                                                     PAGE
                                                  -----------

Certain Provisions of Maryland Law and of Our
  Declaration of Trust and Bylaws...............          32

Material Federal Income Tax
  Considerations................................          36

ERISA Considerations............................          51

Selling Shareholders............................          54

Plan of Distribution............................          56

Legal Matters...................................          57

Experts.........................................          58

Where You Can Find More Information.............          58

Incorporation of Certain Documents by
  Reference.....................................          59

                                  THE OFFERING


CONVERTIBLE PREFERRED SHARES......  2,000,000 7% Series A Cumulative Convertible Preferred
                                    Shares of Beneficial Interest which are held by Security
                                    Capital Preferred Growth Incorporated as of the date of
                                    this prospectus. The convertible preferred shares may be
                                    offered and sold from time to time in negotiated
                                    transactions or otherwise, at prevailing prices, prices
                                    related to the then- current market price or at
                                    negotiated prices. See "Plan of Distribution."

Convertible Preferred
Shares Outstanding................  As of December 28, 1998, 2,000,000 convertible preferred shares were outstanding.

Use of Proceeds...................  We will not receive any proceeds from selling shareholders' sale of the convertible preferred shares.

Listing...........................  The convertible preferred shares are not listed or qualified for trading on any exchange or on the Nasdaq
                                    National Market.

COMMON SHARES.....................  11,711,075 common shares which are being registered on behalf of shareholders who may receive these common
                                    shares either upon the conversion of convertible
                                    preferred shares or upon the exchange of common units of
                                    limited partner interest in Prime Group Realty, L.P.
                                    held by them.

                                    The common shares may be offered and sold from time to
                                    time by the selling shareholders in transactions on the
                                    New York Stock Exchange (the "NYSE"), in the
                                    over-the-counter market, or on any other national
                                    securities exchange on which the common shares are
                                    listed or traded, in negotiated transactions or
                                    otherwise, at prevailing prices, prices related to the
                                    then-current market price or at negotiated prices. See
                                    "Plan of Distribution."

Common Shares Outstanding.........  As of December 28, 1998, 15,110,794 of our common shares were outstanding, which does not include the 11,711,075
                                    common shares offered by this prospectus, none of which
                                    has been issued as of the date of this prospectus.

Use of Proceeds...................  We will not receive any proceeds from the sale of the common shares offered by this prospectus.

NYSE Symbol.......................  The common shares are listed on the NYSE under the symbol "PGE."

          PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 SAFE HARBOR
                              CAUTIONARY STATEMENT

    THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN CONTAIN "FORWARD-LOOKING" STATEMENTS, AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, THAT ARE BASED ON OUR CURRENT EXPECTATIONS, ESTIMATES AND PROJECTIONS. STATEMENTS THAT ARE NOT HISTORICAL FACTS, INCLUDING STATEMENTS ABOUT PRIME GROUP REALTY TRUST'S BELIEFS AND EXPECTATIONS, ARE FORWARD-LOOKING STATEMENTS. THESE STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE, EVENTS OR RESULTS AND INVOLVE POTENTIAL RISKS AND UNCERTAINTIES. ACCORDINGLY, ACTUAL RESULTS MAY DIFFER MATERIALLY. PRIME GROUP REALTY TRUST UNDERTAKES NO OBLIGATION TO UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.


    IMPORTANT FACTS THAT MAY AFFECT THESE EXPECTATIONS, ESTIMATES OR PROJECTIONS INCLUDE, BUT ARE NOT LIMITED TO: GENERAL ECONOMIC AND BUSINESS CONDITIONS, WHICH WILL, AMONG OTHER THINGS, AFFECT DEMAND FOR OFFICE AND INDUSTRIAL PROPERTIES, AVAILABILITY AND CREDITWORTHINESS OF PROSPECTIVE TENANTS, LEASE RENTS AND THE AVAILABILITY OF FINANCING; ADVERSE CHANGES IN THE REAL ESTATE MARKETS INCLUDING, AMONG OTHER THINGS, COMPETITION WITH OTHER COMPANIES; RISKS OF REAL ESTATE ACQUISITION AND DEVELOPMENT; GOVERNMENTAL ACTIONS AND INITIATIVES; AND ENVIRONMENTAL REQUIREMENTS, AND THE OTHER FACTORS DESCRIBED IN THIS PROSPECTUS UNDER THE HEADING "RISK FACTORS."


                                  RISK FACTORS


    In addition to the other information presented or incorporated by reference in this prospectus, you should carefully consider the following matters before purchasing any of the convertible preferred shares or the common shares.


    CONFLICTS OF INTEREST


    OUR PARTNERS IN THE OPERATING PARTNERSHIP, INCLUDING SEVERAL OF OUR OFFICERS AND TRUSTEES, HAVE THE ABILITY TO INFLUENCE THE OPERATING PARTNERSHIP. Mr. Michael W. Reschke, through various affiliates including The Prime Group, Inc. (collectively, "PGI"), owns a substantial indirect interest in our operating partnership, Prime Group Realty, L.P. Therefore, conflicts may exist between the obligations of Mr. Reschke as one of our trustees and officers and his interest in the operating partnership through his ownership interests in PGI.



    Mr. Jeffrey A. Patterson, one of our executive officers, owns a 0.4% interest in the operating partnership. Blackstone Real Estate Advisors, L.P. ("Blackstone"), as the 40.0% owner of a joint venture (the "Primestone Joint Venture") that owns a 31.3% interest in the operating partnership, designated Mr. Thomas J. Saylak to be elected as one of our trustees. The Primestone Joint Venture is between PGI, BRE/Primestone Investment L.L.C. and BRE/Primestone Management Investors L.L.C., which are affiliates of Blackstone. Therefore, conflicts may exist between the obligations of Mr. Patterson, as one of our officers, and Mr. Saylak, as one of our trustees, and their respective interests in the operating partnership.



    Several entities and persons which contributed properties to us in connection with our formation own, in total, a 7.3% interest in the operating partnership. Each of these property contributors are controlled by or affiliated with Mr. Edward S. Hadesman or Mr. Stephen J. Nardi. Mr. Hadesman is one of our officers and Mr. Nardi is one of our trustees. These limited partners of the operating partnership, and a general partner of the operating partnership that is controlled by Mr. Nardi, may suffer different and more adverse tax consequences than we will upon the sale or refinancing of properties contributed by them in connection with our formation.


    Further, PGI has agreed to indemnify us for amounts we may be required to pay for tax liabilities which may be incurred by Mr. Nardi or his affiliates upon the sale of properties they contributed to us in connection with our formation. Therefore, the limited partners and the general partner controlled by Mr. Nardi may have objectives regarding the appropriate pricing and timing of any sale or refinancing of such properties that differ from our objectives. While we, as the managing general partner of the operating partnership, have the ability to determine whether and on what terms to sell or refinance an individual property, those members of our management and our board of trustees who directly or indirectly hold common units of partner interest in the operating partnership could have an ability to influence us not to sell or refinance certain properties, even though a sale might otherwise be financially advantageous to us, or may influence us to refinance a property with a high level of debt.



    MR. RESCHKE, OUR CHAIRMAN OF THE BOARD, CONTINUES TO ENGAGE IN ACTIVITIES OUTSIDE OF PRIME, INCLUDING REAL ESTATE ACTIVITIES. Under the terms of his employment agreement with us as our chairman of the board, Mr. Reschke is permitted to devote a considerable portion of his time to the management of other interests. In addition to serving as our chairman of the board, Mr. Reschke serves as chairman of the board of Prime Retail, Inc. (NYSE: PRT), chairman of the board of Brookdale Living Communities, Inc. (Nasdaq: BLCI), chairman of the board and CEO of The Prime Group, Inc., and a director of Horizon Group Properties, Inc. (Nasdaq: HGPI). As a result of these interests and the business time to be devoted to activities related to them, conflicts of interest may arise between Mr. Reschke's duties and responsibilities to us and these other interests. We could be adversely affected if these conflicts of interest were to impair the performance of his managerial duties and responsibilities to us.



    PARTNER APPROVAL RIGHTS LIMIT OUR ABILITY TO TAKE CERTAIN ACTIONS WITH RESPECT TO THE OPERATING PARTNERSHIP. Although we generally have the ability to exercise full and exclusive responsibility and discretion in the management and control of the operating partnership, provisions of the operating partnership's partnership agreement limit our ability to make decisions on behalf of the operating partnership. For example:



    - we cannot take any action to dissolve the operating partnership without the prior consent of the holders of more than 50.0% of the common units in the operating partnership; and



    - in connection with any extraordinary transactions, such as a merger or consolidation, that treats partners in the operating partnership differently than the holders of common shares, the consent of partners holding more than 50.0% of the common units is required.


    REAL ESTATE FINANCING RISKS

    REQUIRED REPAYMENT OF DEBT OR OF RELATED INTEREST COULD ADVERSELY AFFECT
US. We are generally subject to the risks associated with debt financing. These risks include:

    - the risk that our cash flow will not satisfy required payments of principal and interest;

    - the risk that we cannot refinance existing indebtedness on our properties as necessary or that the terms of the refinancing will be less favorable to us than the terms of existing debt; and

    - the risk that necessary capital expenditures for purposes such as reletting space cannot be financed on favorable terms.

If a property is mortgaged to secure payment of indebtedness and we cannot pay the mortgage payments, we may have to surrender the property to the lender with a consequent loss of any prospective income and equity value from such property.


    OUR ABILITY TO INCREASE OUR DEBT COULD ADVERSELY AFFECT OUR CASH
FLOW. Generally, our organizational documents do not limit the level or amount of debt that we may incur. At September 30, 1998, we had outstanding debt of approximately $510.1 million. If we were to become more highly leveraged, our cash needs to fund debt service would increase accordingly. Such an increase could adversely affect our financial condition and results of operations. In addition, increased leverage could increase the risk of default on our debt obligations, which could reduce our cash available for distribution and our asset values.


    OUR ABILITY TO CONTINUE TO OBTAIN PERMANENT FINANCING CANNOT BE ASSURED. In the past, we have financed certain acquisitions and certain development activities in part with proceeds from our credit facility with BankBoston, N.A. and Prudential Securities Credit Corporation, as amended. This financing has been, and may continue to be, replaced by permanent financing. However, we may not be able to obtain permanent financing for future acquisitions or development activities on acceptable terms. If market interest rates were to increase at a time when amounts were outstanding under the credit facility or under our floating rate tax-exempt bond debt or if other variable rate debt was outstanding, our debt interest costs would increase, causing potentially adverse effects on our financial condition and results of operations.


    ANTI-TAKEOVER PROVISIONS COULD INHIBIT A CHANGE OF CONTROL


    EQUITY OWNERSHIP LIMIT COULD INHIBIT TAKEOVERS OR CHANGES OF CONTROL THAT MIGHT BE BENEFICIAL TO OUR COMMON SHAREHOLDERS. In order to protect our REIT status for federal income tax purposes against a prohibited concentration of ownership among our shareholders, our declaration of trust, as restated and supplemented, contains an ownership limit. We refer to this as the "Ownership Limit." The Ownership Limit generally provides that no person or entity may own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Internal Revenue Code, more than 9.9% of our outstanding Equity Shares. "Equity Shares" means our outstanding common shares, convertible preferred shares and 9% Series B Cumulative Redeemable Preferred Shares. The Ownership Limitations may preclude a third party's acquisition of control of us without the consent of our board of trustees. Consequently, shareholders may be unable to realize a premium for their shares over the then-prevailing market price because a premium is customarily associated with such acquisitions. See "Description of Shares of Beneficial Interest--Restrictions on Ownership and Transfer."



    ISSUANCE OF ADDITIONAL PREFERRED SHARES COULD INHIBIT TAKEOVERS OR CHANGES OF CONTROL THAT MIGHT BE BENEFICIAL TO OUR COMMON SHAREHOLDERS. Our declaration of trust permits us to issue up to 30.0 million preferred shares, and to establish the preferences and rights of any such preferred shares issued, without shareholder approval. This capability allows our board of trustees to authorize the issuance of preferred shares with terms and conditions which could discourage a tender offer or other transaction in which holders of some or a majority of the common shares might receive a premium over the then-prevailing market price of such common shares. Of such 30.0 million preferred shares, 2.0 million have been issued as our convertible preferred shares and 4.0 million have been issued as our redeemable preferred shares. See "Description of Shares of Beneficial Interest--Preferred Shares."



    OUR STAGGERED BOARD COULD INHIBIT TAKEOVERS OR CHANGES OF CONTROL THAT MIGHT BE BENEFICIAL TO OUR COMMON SHAREHOLDERS. Our board of trustees is divided into three classes of trustees that are elected to serve staggered three-year terms. Generally, a trustee may be removed only for cause and upon the affirmative vote of two-thirds of our outstanding common shares. The staggered terms of trustees may reduce the possibility of a tender offer or an attempt to change control even though a tender offer or a change of control might benefit our shareholders. See "Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws--Classification of the Board of Trustees."



    CERTAIN PROVISIONS OF THE PARTNERSHIP AGREEMENT COULD INHIBIT TAKEOVERS OR CHANGES OF CONTROL THAT MIGHT BE BENEFICIAL TO OUR COMMON SHAREHOLDERS. The operating partnership's partnership agreement generally prohibits us from engaging in a "business combination," such as any merger, consolidation or other combination with or into another person or in any reclassification, or any recapitalization or change of outstanding common shares or from selling all or substantially all of our assets, unless certain conditions are met. In particular, the holders of common units must receive, or have the opportunity to receive, the same consideration per common unit as holders of common shares receive per common share in the transaction. If holders of common units will not be treated in such manner, then we may not engage in such transaction unless partners holding more than 50.0% of the common units vote to approve the business combination.



    In addition, if we conducted a vote of our shareholders regarding a business combination, we could not complete the transaction unless it would have been approved had holders of common units been able to vote together with our shareholders on the transaction. In other words, if our shareholders did approve a business combination, we could not complete it unless all three of the following conditions are met:



    - we, as managing general partner of the operating partnership, conduct a vote of all holders of common units, including both limited partner and general partner common units;



    - we vote our common units in the same proportion as our shareholders voted their shares at the shareholder meeting; and



    - the result of the common unit vote is an affirmative vote of at least that percentage necessary for our shareholders to approve the business combination.



These provisions of the partnership agreement could inhibit a third party from making an acquisition proposal that it may otherwise make. The provisions may also prevent us from completing a business combination even though we had the requisite authority to do so under our declaration of trust.



    POSSIBLE LIMITATIONS ON CHANGE OF CONTROL PURSUANT TO MARYLAND BUSINESS COMBINATION STATUTE. Maryland law prohibits us from engaging in "business combinations" with designated persons, including beneficial owners of 10% or more of our outstanding voting shares ("Interested Shareholders"). These prohibitions last for five years after the most recent date on which the Interested Shareholder became an Interested Shareholder. Thereafter, a business combination with the Interested Shareholder may not be completed unless conditions specified in the statute for the protection of shareholders are satisfied. These provisions could discourage offers from third parties to acquire us and increase the difficulty of consummating any such offer. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by our board of trustees prior to the time that the Interested Shareholder becomes an Interested Shareholder. See "Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws--Business Combinations."


    POSSIBLE LIMITATIONS ON CHANGE OF CONTROL PURSUANT TO MARYLAND CONTROL SHARE ACQUISITION STATUTE. Maryland's control share acquisition statute provides that "control shares" of a Maryland REIT acquired in a "control share acquisition" generally have no voting rights except to the extent approved by a vote of two-thirds of the votes eligible under the statute to be cast on the matter. "Control shares" are voting shares of stock or beneficial interest which entitle their holder to several specified ranges of voting power in elections of directors or trustees. If voting rights are not approved at a meeting of shareholders, then a Maryland company generally may redeem any or all of the control shares for fair value. If voting rights for control shares are approved at a shareholders' meeting and the acquiror becomes entitled to vote a majority of the shares of beneficial interest entitled to vote, all other shareholders may exercise appraisal rights.


    Our bylaws, as amended and restated, contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares of beneficial interest. This provision may be amended or eliminated at any point in the future without shareholder approval. If the foregoing exemption in our bylaws is rescinded, the control share acquisition statute could discourage third party offers to acquire us and increase the difficulty of consummating any such offer. See "Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws--Control Share Acquisitions."

    ADVERSE CONSEQUENCES IF WE FAIL TO QUALIFY AS A REIT; OTHER TAX LIABILITIES

    SIGNIFICANT TAX LIABILITIES COULD RESULT IF WE FAIL TO QUALIFY AS A
REIT. We intend to qualify as a REIT for federal income tax purposes. A REIT generally is not subject to federal income tax at the corporate level on income which it currently distributes to its shareholders so long as it distributes at least 95% of its taxable income (excluding any net capital gain) each year.


    Many of the REIT requirements are highly technical and complex. The determination that we qualify as a REIT requires an analysis of various factual matters and circumstances which are not entirely within our control. The fact that we hold our assets in partnership form through the operating partnership further complicates the application of the REIT requirements. Furthermore, Congress and the Internal Revenue Service might make changes to the tax laws and regulations, and the courts might issue new rulings, that might make it more difficult, or impossible, for us to remain qualified as a REIT.


    If we fail to qualify as a REIT, we would be subject to federal income tax at regular corporate rates. Also, unless entitled to relief under certain statutory provisions, we would be ineligible for qualification as a REIT for four years following the year in which we fail to qualify. Such disqualification would lower our net earnings available for investment or distribution to shareholders due to the additional tax liability. This likely would have a significant adverse affect on the value of our securities. See "Material Federal Income Tax Considerations--Taxation of Prime Group Realty Trust-- Failure to Qualify."

    OTHER TAX LIABILITIES COULD RESULT IF WE ENGAGE IN CERTAIN PROHIBITED TRANSACTIONS. Even if we qualify as and maintain our status as a REIT, we will be subject to certain federal, state and local taxes on our income and property. For example, if we have net income from a "prohibited transaction," such income will be subject to a 100.0% tax. See "Material Federal Income Tax
Considerations--Taxation of Prime Group Realty Trust--Requirements for Qualification--Penalty Tax on Prohibited Transactions."

    DISTRIBUTIONS TO OUR SHAREHOLDERS ARE AFFECTED BY MANY FACTORS. Our distributions to shareholders are based principally on cash available for distribution from our properties. Contractual increases in rent under the leases of the properties and the receipt of rental revenue in connection with future acquisitions are expected to increase our cash available for distribution to shareholders. However, if a lessee defaults under or terminates a lease, there could be a decrease or cessation of rental payments from the lessee. Such a decrease could in turn decrease cash available for distribution. In addition, the amount available to make distributions may decrease if properties acquired in the future yield lower than expected returns.


    The distribution requirements for REITs under federal income tax laws may limit our ability to finance future developments, acquisitions and/or expansions without additional debt or equity financing. If we incur additional indebtedness in the future, it will require additional funds to service such indebtedness. As a result, amounts available to make distributions may decrease. Our distributions are also dependent on a number of other factors, including our financial condition, any decision to reinvest funds rather than to distribute such funds, capital expenditures, the annual distribution requirements under the REIT provisions of the Internal Revenue Code and such other factors as we deem relevant. See "Material Federal Income Tax Considerations--Taxation of Prime Group Realty Trust-- Requirements for REIT Qualification--Annual Distribution Requirements."


    HISTORICAL LOSSES; POSSIBILITY OF FUTURE LOSSES. Through the properties which PGI contributed to us at our formation, we have had historical accounting losses for certain fiscal years, and there can be no assurance that we will not have similar losses in the future.

    ACQUISITION AND DEVELOPMENT RISKS

    GENERAL. We intend to continue to acquire additional office and industrial properties and anticipate that future acquisitions will be financed, in part, through a combination of secured or unsecured financing. If we finance new developments through construction loans, there is a risk that, upon completion of construction, permanent financing for newly-developed properties may not be available or may be available only on disadvantageous terms. In addition, there is a risk that we could acquire office or industrial properties that fail to perform in accordance with expectations. Our estimates of the costs of improvements to bring an acquired property up to standards established for the market position intended for that property may also prove inaccurate. Further, there are general investment risks associated with any real estate investment. See "Our Performance and Asset Values are Subject to Real Estate Investment Risks--General."

    While we expect to continue to limit our business primarily to the Chicago metropolitan area, and to a lesser extent the rest of the midwestern United States, it is possible that we will expand our business to new geographic markets in the future. In such event, we will not initially possess the same level of familiarity with new markets as we have with our current markets. Our lack of familiarity in such cases could adversely affect our ability to develop, acquire, manage or lease properties in the new markets.

    CASH FLOWS FROM OUR ANTICIPATED DEVELOPMENT ACTIVITIES ARE UNCERTAIN. A portion of our anticipated cash available for distribution may be generated from development activities. These activities are partially dependent on the availability of development opportunities and are subject to the risks inherent in development and general economic conditions. We may not realize such anticipated cash flows from future development projects.

    OUR PERFORMANCE AND ASSET VALUES ARE SUBJECT TO REAL ESTATE INVESTMENT RISKS

    GENERAL. Real property investments are subject to varying degrees of risk. If our properties do not generate income sufficient to meet operating expenses, including debt service and capital expenditures, our ability to make distributions to shareholders could be adversely affected. Income from, and the value of, our properties may be adversely affected by:

    - the general economic climate;

    - local conditions such as oversupply of office or industrial space or a reduction in demand for office or industrial space in the area;

    - the attractiveness of our properties to potential tenants,

    - competition from other office or industrial properties; and

    - our ability to pay for adequate maintenance and insurance and increased operating costs, including insurance premiums, utilities and real estate taxes.

In addition, revenues from properties and real estate values are affected by such factors as interest rate levels, the availability of financing, the cost of compliance with regulations and the potential for liability under applicable laws, including changes in tax laws.

    Further, our income would be adversely affected if a significant number of tenants were unable to pay rent or if office or industrial space could not be rented on favorable terms. Certain significant expenditures associated with an investment in real estate, such as mortgage payments, real estate taxes and maintenance costs, generally are not reduced when circumstances cause a reduction in rental income from tenants. It would be very difficult for us to convert a project to an attractive alternative use or to sell a project to recoup our investment if a project was not successful. Should such an event occur, our income and funds available for distribution would be adversely affected.

    BECAUSE REAL ESTATE INVESTMENTS ARE ILLIQUID, WE MAY NOT BE ABLE TO SELL PROPERTIES WHEN APPROPRIATE. Real estate investments generally can not be sold quickly. Therefore, we have a limited ability to vary our portfolio promptly in response to changes in economic or other conditions. In addition, the Internal Revenue Code and related regulations prohibit a REIT such as us from holding property for sale, which may affect our ability to sell properties without adversely affecting distributions to our shareholders.


    COMPETITION COULD ADVERSELY AFFECT OUR BUSINESS. We currently plan to continue to expand, primarily through the acquisition and development of additional office and industrial buildings, in the Chicago metropolitan area and other midwestern markets. There are a number of office and industrial building developers and real estate companies that compete with us in seeking properties for acquisition, prospective tenants and land for development. All of our properties are in developed areas where there are generally other properties of the same type and quality. Competition from other office and industrial properties may adversely affect our ability to attract and retain tenants, rental rate and expenses of operation, particularly in light of the higher vacancy rates of many competing properties which may result in lower-priced space being available in such properties.

    GEOGRAPHIC CONCENTRATION OF OUR PROPERTIES IN THE CHICAGO METROPOLITAN AREA, NASHVILLE, KNOXVILLE, MILWAUKEE AND COLUMBUS; LOCAL ECONOMIC CONDITIONS. A number of factors, including the local economic climate, which may be adversely impacted by business layoffs or downsizing, industry slowdowns, changing demographics and other factors, and local real estate conditions, such as oversupply of or reduced demand for office and industrial properties could adversely affect our revenues and the values of our properties. Further, 19 of our office properties and 40 of our industrial properties are located in the Chicago metropolitan area. These properties represent approximately 90.1% of the aggregate net rentable square feet of our office space and approximately 87.8% of the aggregate net rentable square feet of our industrial space. Moreover, the 77 West Wacker Drive Building, which represents 24.0% of the annualized net rent of our properties, is located in the Chicago central business district. "Annualized net rent" means the monthly net rent due under a lease as determined in accordance with Generally Accepted Accounting Principles ("GAAP"), annualized for all leases in effect on June 30, 1998.

    A material decline in the demand and/or the ability of tenants to pay rent for office and industrial space in the Chicago metropolitan area could cause a material decline in the demand for our office or industrial space and our cash available for distribution. Such a decline may have a material adverse effect greater than if we had a more geographically diverse portfolio of properties. Because we own properties in the Nashville, Tennessee; Knoxville, Tennessee; Milwaukee, Wisconsin; and Columbus, Ohio metropolitan areas, the local economic conditions of these areas will also affect our business.

    LEASE EXPIRATIONS AND RELETTING EXPENSES COULD ADVERSELY AFFECT OUR CASH FLOW. Some of our existing leases contain rental rates that are higher than recently negotiated leases. These leases, as well as our other existing and future leases, may not be renewed or, if renewed, may be renewed at lower rental rates. Decreases in the rental rates for our properties, the failure of tenants to renew their leases or our failure to relet any of our net rentable space could materially adversely affect our business and our ability to make distributions. If we are unable to promptly relet or renew the leases for all or a substantial portion of certain space currently leased or if the rental rates upon such renewal or reletting is significantly lower than expected rates, our cash flow and ability to make expected distributions to shareholders would be adversely affected.


    CAPITAL IMPROVEMENT REQUIREMENTS COULD ADVERSELY AFFECT OUR CASH FLOW. Our properties vary in age and require regular capital improvements. If the cost of improvements, whether required to attract and retain tenants or to comply with governmental requirements, substantially exceeds our management's expectations, our cash available for distribution may be reduced.

    UNINSURED LOSSES COULD ADVERSELY AFFECT OUR CASH FLOW. We believe that our properties are covered by adequate insurance provided by reputable companies, and that our policies contain commercially reasonable deductibles and specifications customarily carried for similar properties. Certain types of losses, however, may be either uninsurable or not economically insurable, such as losses due to floods, riots or acts of war, or may be insured subject to certain limitations, such as large deductibles or copayments. If an uninsured loss or a loss in excess of insured limits occurs, we could lose our investment in and the cash flow from a property and may continue to be obligated on any mortgage indebtedness or other obligations related to such property. Any such loss could adversely affect our business and our ability to make distributions.

    RISKS OF INVESTMENTS IN SECURITIES RELATED TO REAL ESTATE. We may pursue our investment objectives through the ownership of securities of entities engaged in the ownership of real estate. Ownership of such securities may not entitle us to control the ownership, operation and management of the underlying real estate. In addition, we may have no ability to control the distributions with respect to such securities, which may adversely affect our ability to make required distributions to shareholders. Furthermore, if we should desire to control an issuer of securities, we may be prevented from doing so by the limitations on the asset and gross income tests which must be satisfied in order for us to qualify as a REIT for federal income tax purposes. See "Material Federal Income Tax Considerations-- Taxation of Prime Group Realty Trust--REIT Taxation" and "--Requirements for Qualification."

    We also may invest in mortgages or other debt instruments secured by real estate, either solely as an investment or as a strategy to ultimately acquire the underlying real estate. In general, investments in mortgages include:

    - the risk that borrowers may be unable to make debt service payments or pay principal when due;

    - the risk that the value of the mortgaged property may be less than the principal amount of the mortgage note securing such property; and

    - the risk that interest rates payable on the mortgages may be lower than our cost of funds to acquire these mortgages.


In any of these events, our Funds from Operations and our ability to make required distributions to shareholders could be adversely affected. "Funds from Operations" means funds from operations computed in accordance with the resolution adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, Inc. ("NAREIT") in its March 1995 White Paper, with the exception that we report base rents on a cash basis (i.e., based on contractual lease terms), rather than computed on a straight-line basis in accordance with GAAP. We believe that reporting base rents on a cash basis will result in a more accurate presentation of our actual operating activities. Thus, we calculate Funds from Operations as follows:


    - net income (loss), computed in accordance with GAAP except that base rents are reported on a cash basis as described above;

    - adjusted for the exclusion of any gains (or losses) from debt restructuring and sales of real property;

    - plus the amortization of any assumed lease liabilities;

    - plus real estate related depreciation and amortization, excluding amortization of deferred financing costs; and


    - adjusted for any unconsolidated partnerships, joint ventures and minority interests.

    CHANGES IN LAWS AND PROPERTY TAX RATES COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION. Costs resulting from changes in real estate laws and property taxes generally may be passed through to our tenants and in those cases should not adversely affect us. Increases in taxes on income, services or transfers, however, generally are not passed through to tenants and may adversely affect our results of operations and our ability to make distributions to shareholders. Similarly, changes in laws increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions, may result in significant unanticipated expenditures, which could adversely affect our ability to make distributions to shareholders.

    CHANGES IN POLICY AND INVESTMENT ACTIVITY WITHOUT SHAREHOLDER APPROVAL


    WE CAN CHANGE CERTAIN POLICIES WITHOUT SHAREHOLDER APPROVAL. Our board of trustees determines our policies relating to the following matters:


    - investing and financing;

    - acquisitions;

    - developments;

    - expansions;

    - capitalization;

    - distributions; and

    - operations.


Although our board of trustees has no present intention to do so, it may amend or revise these and other policies without a vote of our shareholders. Change in these policies could adversely affect our financial condition or results of operations. We cannot, however, change our policy of seeking to maintain our qualification as a REIT for federal income tax purposes without the approval of the holders of at least a majority of the outstanding common shares.


    WE CAN ENGAGE IN INVESTMENT ACTIVITY WITHOUT SHAREHOLDER APPROVAL. In the future, we expect to acquire and develop additional real estate assets pursuant to our investment strategies and consistent with our investment policies. Our shareholders are not entitled to receive historical financial statements regarding, or to vote on, any such activities. Instead, shareholders will be required to rely entirely on the decisions of management.


    DEPENDENCE ON KEY PERSONNEL. We depend on the efforts of certain of our executive officers and trustees, particularly Mr. Reschke, our chairman of the board, and Mr. Curto, our president and chief executive officer, for strategic business direction and experience in the Chicago metropolitan area and other real estate markets. While we believe that we could find replacements for these key personnel, the loss of their services could have an adverse effect on our operations. We have employment agreements with each of Messrs. Reschke and Curto.


    DEPENDENCE ON SIGNIFICANT TENANTS

    GENERAL. Any of the following events with regard to any of our significant tenants would disproportionately and materially adversely affect our revenues and cash available for distribution to shareholders:

    - the bankruptcy or insolvency of the tenant;

    - a downturn in the business of the tenant;

    - the nonrenewal of a lease by the tenant; or

    - the renewal of a lease by the tenant on terms less favorable than those contained in the expiring lease.

    BANKRUPTCY AND FINANCIAL CONDITION OF TENANTS COULD ADVERSELY AFFECT OUR CASH FLOW. At any time, any of our tenants may seek the protection of the bankruptcy laws, which could result in the rejection and termination of the tenant's lease and cause a reduction in our cash available for distribution. It is possible that some tenants will file for bankruptcy protection in the future and, if so, that they will not affirm their leases and continue to make rental payments in a timely manner. In addition, tenants from time to time may experience downturns in their business which may weaken their financial condition and result in the failure to make rental payments when due, which may adversely affect our cash flow and our ability to make expected distributions to our shareholders.


    MANAGED PROPERTY BUSINESS AND NON-REIT SERVICES


    OUR LACK OF CONTROL OVER THE SERVICES COMPANY COULD ADVERSELY AFFECT OUR BUSINESS. We receive substantially all of the economic benefit of the business carried on by Prime Group Realty Services, Inc., a Maryland corporation (the "Services Company"), because the operating partnership receives interest on a $4.8 million promissory note issued by the Services Company and has the right to receive dividends on the Services Company's preferred stock, all of which is owned by the operating partnership. However, we are not able to elect directors or officers of the Services Company because Messrs. Reschke and Curto own all of the Services Company's outstanding common stock. Therefore, we cannot directly influence the operations of the Services Company or require that the Services Company's board of directors declare and pay a cash dividend on the preferred stock held by the operating partnership. As a result, the board of directors and management of the Services Company may implement business policies or decisions that would not have been implemented by entities controlled by us. These policies or decisions could be adverse to our interests or lead to adverse financial results, which could adversely impact our net operating income and cash flow. See "About Prime Group Realty Trust--Services Company."


    TAX LIABILITIES AND ADVERSE CONSEQUENCES OF REIT STATUS ON THE BUSINESS OF THE SERVICES COMPANY. The Services Company is subject to federal and state income tax on its taxable income at regular corporate rates. Certain requirements for REIT qualification may in the future limit our ability to receive increased distributions from the Services Company without jeopardizing our qualification as a REIT. See "--Adverse Consequences if We Fail to Qualify as a REIT; Other Tax Liabilities."

    LIABILITIES FOR ENVIRONMENTAL MATTERS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION. Federal, state and local laws and regulations relating to the protection of the environment may require a current or previous owner or operator of real estate to investigate and clean up hazardous or toxic substances at such property. The owner or operator may have to pay a governmental entity or third parties for property damage and for investigation and clean-up costs incurred by such parties in connection with the contamination. These laws often impose liability without regard to whether the owner or operator was responsible for, or even knew of, the presence of these hazardous or toxic substances. The costs of investigation, removal or remediation of these substances may be substantial. The presence of these substances may adversely affect the owner's or operator's ability to rent or sell such property or to borrow using the property as collateral and may expose such owner or operator to liability resulting from any release of or exposure to such substances. Persons who arrange for the disposal or treatment of hazardous or toxic substances at another location also may be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not the facility is owned or operated by such person.

    Certain environmental laws also impose liability for release of asbestos-containing materials into the air. Third parties may also seek recovery from owners or operators of real properties for personal injury associated with asbestos-containing materials and other hazardous or toxic substances. Because of our ownership (direct or indirect), operation, management and development of real properties, we may be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances. As a result, we may be potentially liable for removal or remediation costs, as well as certain other related costs, including governmental penalties and injuries to persons and property.

    It is possible that future laws, ordinances or regulations may impose material environmental liabilities upon us. In addition, the current environmental condition of our properties could be affected by tenants, by the condition of land or operations in the vicinity of our properties, such as the presence of underground storage tanks, or by third parties unrelated to us. Our ability to make expected distributions to shareholders could be adversely affected if our expenditures for compliance with the various laws and regulations, present and future, exceeds our estimates of such items.


    OTHER REGULATIONS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION. Our properties also are subject to various federal, state and local regulatory requirements, such as state and local fire and safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. We believe that the properties are currently in material compliance with all such regulatory requirements. There can be no assurance, however, that these requirements will not be changed or that new requirements will not be imposed which would require significant unanticipated expenditures which could have an adverse effect on our Funds from Operations and expected distributions.



    POSSIBLE ADVERSE EFFECTS ON OUR COMMON SHARE PRICE ARISING FROM SHARES ELIGIBLE FOR FUTURE SALE. We cannot predict the effect, if any, of future sales of common shares, or the availability of common shares for future sales, on the market price of the common shares. Sales of a substantial number of our common shares, including the common shares offered by this prospectus, up to 2,579,994 common shares covered by another registration statement (registration no. 333-51935) and common shares issued upon the exercise of share options, may adversely affect prevailing market prices for the common shares. In addition, the perception that such sales may occur could also adversely affect the market prices for our common shares.



    In connection with our formation, organization and initial public offering, 9,067,210 common units of limited partner interest in the operating partnership were issued to various limited partners. These common units are currently exchangeable for common shares. However, pursuant to "lock-up agreements," these limited partners have each agreed generally not to sell, offer to sell, contract to sell or otherwise dispose of any common units, common shares or other shares of our beneficial interest for a specified period of time for each limited partner. Some of these time periods expired on November 17, 1998; the remaining time periods will expire on November 17, 1999 (the "Holding Periods"). Prudential Securities Incorporated, on behalf of the underwriters for our initial public offering, may release all or any portion of the securities subject to these lock-up agreements at any time without notice. Following the expiration of these restrictions, any common shares issued to a limited partner upon exchange of its common units may be sold in the public market using this prospectus or in accordance with any available exemptions from registration under the Securities Act.



    H Group LLC holds 323,590 common units of limited partner interest in the operating partnership as of the date of this prospectus, and we estimate that H Group LLC may acquire up to 320,275 additional common units to the extent we elect to maintain our option to purchase H Group LLC's second mortgage on the office property located at 180 N. LaSalle Street in Chicago, Illinois. Any such common units acquired by H Group LLC prior to December 15, 1998 first became exchangeable for common shares on December 15, 1998, and any such common units acquired by H Group LLC on or after December 15, 1998 will first become exchangeable for common shares on December 15, 1999.



    As of December 28, 1998, 15,110,794 of our common shares were outstanding, of which 12,505,800 common shares are freely tradeable in the public market without restriction or registration under the Securities Act by persons other than our "affiliates." The term "affiliates" generally includes our trustees and executive officers as well as significant shareholders. In addition, 25,000 of our outstanding common shares consist of restricted shares granted to several of our affiliates pursuant to employment or consulting agreements. The balance of our outstanding common shares, consisting of 2,579,994 common shares that we issued in a private placement in March 1998, when sold by their holders pursuant to an effective registration statement (registration no. 333-51935), will generally be freely tradeable in the public market without restriction or registration under the Securities Act.


    All common shares that are issuable upon the exchange of the outstanding common units of limited partner interest in the operating partnership or upon the conversion of our convertible preferred shares, when sold pursuant to the registration statement that contains this prospectus, will generally be freely tradeable in the public market without restriction or registration under the Securities Act except for any shares purchased by any of our affiliates. Common shares purchased by affiliates will be subject to certain resale limitations in the absence of registration under the Securities Act unless an exemption from registration is available, including any exemption from registration provided under Rule 144. In general, upon satisfaction of certain conditions, Rule 144 permits the sale of limited amounts of restricted securities one year following the date of acquisition of the restricted securities from us or one of our affiliates and, after two years, permits unlimited sales by persons unaffiliated with us.



    As of the date of this prospectus, we have share options outstanding to purchase an aggregate of 1,819,236 common shares. In addition, we have made common share grants covering up to 30,764 of our common shares. These share options and common share grants were granted to certain of our trustees, executive officers and other employees under our share incentive plan. Share options covering an additional 143,650 common shares have been granted under our share incentive plan, subject to the approval by our shareholders of an increase in the number of shares that are available under the plan. We filed a registration statement with respect to the common shares issuable under our share incentive plan on October 1, 1998. That registration statement generally will allow common shares covered thereby, including common shares issuable upon the exercise of share options, to be transferred or resold without restriction under the Securities Act.


    MARKET INTEREST RATES COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON SHARES. One of the factors that investors consider important in deciding whether to buy or sell shares of a REIT is the distribution rates with respect to such shares (as a percentage of the price of such shares) relative to market interest rates. If market interest rates go up, prospective purchasers of REIT shares may expect a higher distribution rate. Higher interest rates would not, however, result in more funds for us to distribute and, in fact, would likely increase our borrowing costs and potentially decrease funds available for distribution. Thus, higher interest rates could cause the market price of our securities to go down. In addition, the market value of the common shares could be affected substantially by other general market conditions. Numerous other factors, such as government regulatory action and modification of tax laws, could have a significant effect on the future market price of the common shares.

                         ABOUT PRIME GROUP REALTY TRUST

GENERAL


    We are a fully-integrated real estate investment company providing property management, leasing, marketing, acquisition, development, redevelopment, construction, finance and other related services. We have elected to be taxed as a REIT for federal income tax purposes beginning with our taxable period ended December 31, 1997. As of December 28, 1998, we owned 24 office properties, 46 industrial properties, one retail center and one parking facility. Our properties are located primarily in the Chicago metropolitan area. In addition, we own a mortgage on an office property located at 180 N. LaSalle Street, Chicago, Illinois.


    We also own approximately 225.5 acres, including a development site containing approximately 67,000 square feet located in the Chicago central business district held by a joint venture with a third party. In addition, we have rights to acquire approximately 325.8 acres of developable land, including rights to acquire two development sites located in the Chicago central business district containing approximately 119,000 square feet. We believe that this land can be developed with approximately 5.4 million square feet of additional office space and over 7.6 million square feet of additional industrial space.

    In terms of net rentable square feet, approximately 90.1% of our office properties and 87.8% of our industrial properties are located in the Chicago metropolitan area in prime business locations within established business communities. The properties located in the Chicago metropolitan area account for approximately 92.6% of our annualized net rent. Our remaining office properties are located in the Nashville, Tennessee; Knoxville, Tennessee; and Milwaukee, Wisconsin metropolitan areas. Our remaining industrial properties are located in the Columbus, Ohio metropolitan area. We believe that our properties are well-located, have excellent highway access, attract high-quality tenants, are well-maintained and are professionally managed. Our properties have a diverse and stable base of tenants and have historically provided steadily increasing rents. We believe this is due to the quality of our properties, the contractual rent escalations contained in a number of our long term leases and the strength of the markets in which the properties are located.

    Our primary business strategy is to achieve our investment and growth objectives by focusing on the acquisition, development and operation of office and industrial real estate located in the Chicago metropolitan area and, to a lesser extent, other midwestern markets. To implement this strategy, we generally intend to:

    - own, acquire, develop, redevelop, lease, manage and operate Class A office buildings that have below market rents and, therefore, provide the opportunity to enhance returns as leases expire or are renewed;

    - acquire distressed, underperforming and undermanaged Class B office buildings in desirable locations and improve the income potential of such assets by raising these properties to a higher level of operating standard through value-added renovation programs, professional property management and aggressive leasing, retenanting and marketing efforts;

    - acquire and develop properties that underutilize their sites or where there is excess land for future development;


    - acquire properties or portfolios of properties from tax-sensitive owners where the properties can be acquired on a tax-deferred basis using common units of limited partner interest in the operating partnership as purchase consideration; and


    - own, acquire, develop, redevelop, lease, manage and operate bulk warehouse/distribution facilities and overhead crane/manufacturing facilities.

Class A office buildings are buildings that are centrally located, professionally managed and maintained, attract high-quality tenants and command upper-tier rental rates and are modern structures or have been modernized to compete with newer buildings. Class B office buildings are buildings that have good location, construction and tenancy and are sometimes considered to be competitive with the lower spectrum of Class A buildings.

    We believe that we can draw upon our extensive experience and long-term presence in the Chicago metropolitan area to create a strategic advantage in competing for future development and acquisition opportunities.


    We are the managing general partner of, and currently hold 59.5% of the economic interests in, the operating partnership. We conduct substantially all of our business through the operating partnership, except for some office and industrial development, leasing and property management services, which are conducted through the Services Company.


SERVICES COMPANY


    The Services Company was formed in March 1997 under the laws of the state of Maryland to provide industrial property management, leasing, construction, architectural and corporate advisory services. The operating partnership owns 100.0% of the nonvoting preferred stock of the Services Company, representing 95.0% of its economic value and also holds a $4.8 million promissory note issued by the Services Company in connection with its formation. The ownership structure of the Services Company is necessary to permit us to share in the Service Company's income and also maintain our status as a REIT for federal income tax purposes. We receive substantially all of the economic benefit of the businesses carried on by the Services Company because we have the right to receive dividends through the operating partnership's investment in the preferred stock and interest payments on the note held by the operating partnership. However, we do not have the right to elect the Services Company's officers or directors and, consequently, do not have the ability to control the operations of the Services Company or require the declaration of dividends. See "Risk Factors-- Managed Property Business and Non-REIT Services--Our Lack of Control Over the Services Company Could Adversely Affect Our Business."



    The Services Company provides management, leasing, tenant improvement construction, painting contracting and tenant representation services to buildings owned by others pursuant to contracts contributed to the Services Company by the operating partnership. The Services Company's leasing division provides leasing services to certain of our properties and other property owners for fees that are paid as leases are executed and as the space is occupied. The Services Company's construction management division provides construction management services for tenant improvements, renovations and other construction to the properties managed by us.


    We were formed on July 21, 1997 as a Maryland real estate investment trust. Our executive offices are located at 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601, and our telephone number is (312) 917-1300.

                                USE OF PROCEEDS


    We will not receive any proceeds from sales of the convertible preferred shares and common shares offered by this prospectus, which we refer to collectively as the "offered shares." We have agreed to pay all expenses of registering the offered shares under the Securities Act on behalf of the selling shareholders. The selling shareholders will pay any underwriting discounts, sales commissions, fees and disbursements of counsel for the selling shareholders and transfer taxes, if any, relating to sales of the offered shares.

                 PRICE RANGE OF COMMON SHARES AND DISTRIBUTIONS

    Our common shares have been traded on the NYSE since November 12, 1997 under the symbol "PGE." Set forth below, rounded to the nearest $.01, are the high and low closing prices for the common shares since November 12, 1997, as reported by the NYSE. Also set forth below are the cash distributions paid by us each quarter since our formation.


                                                                         CASH DISTRIBUTIONS
                                              HIGH             LOW            PAID(1)
                                        ---------------- --------------- ------------------
FISCAL YEAR 1998:
  First Quarter.........................      $ 20 7/8        $ 19 3/16       $0.3375
  Second Quarter........................      $ 21 1/8        $ 17 1/8        $0.3375
  Third Quarter.........................      $ 19 15/16      $ 13 1/8        $0.3375
  October 1, 1998 through December 28,
    1998................................      $ 16 5/8        $ 13 5/16         (2)
FISCAL YEAR 1997:
  November 12, 1997 through December 31,
    1997................................      $ 20 7/16       $ 19 15/16      $0.1664 (3)


---------


(1) All distributions are per common share and common unit.



(2) On December 21, 1998, we declared a dividend of $0.3375 per common share and common unit for the fourth quarter of 1998 to holders of record on December 31, 1998. The payment date for this dividend will be January 20, 1999.



(3) This distribution was for a partial quarter. It is equivalent to a quarterly distribution of $0.3375 per common share and common unit.



    On December 28, 1998, the last reported price for the common shares was $14 13/16 per share. As of December 28, 1998, our 15,110,794 common shares were held by 34 shareholders of record.



    We currently pay quarterly distributions to holders of our common shares and common units. Distributions on the common shares and common units are not permitted unless all current and any accumulated distributions on our convertible preferred shares and redeemable preferred shares and related preferred units have been paid in full or set aside for payment. Future distributions by us will be at the direction of our board of trustees. These distributions will depend on the actual cash available for distribution, our financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Internal Revenue Code (see "Certain Federal Income Tax Considerations--Requirements for Qualification"), and such other factors as the board of trustees deems relevant. See "Risk Factors--Changes in Policy and Investment Activity without Shareholder Approval."


    We anticipate that our distributions will exceed earnings and profits for income tax reporting purposes due to non-cash expenses, primarily depreciation and amortization, we will incur. Therefore, approximately 5.5% (or $0.07 per common share) of the distributions anticipated to be paid by us for the first 12 months subsequent to our initial public offering are expected to represent a return of capital for federal income tax purposes. In such event, they will not be subject to federal income tax under current law to the extent the distributions do not exceed a shareholder's basis in his or her common shares. The nontaxable distributions will reduce the shareholder's tax basis in the common shares and, therefore, the gain (or loss) recognized on the sale of such common shares or upon our liquidation will be increased (or decreased) accordingly. We have determined that, for federal income tax purposes, none of the $.16644 per common share distribution paid for the partial fourth quarter of 1997 represented a return of capital to shareholders. The percentage of shareholder distributions that represents a nontaxable return of capital may vary substantially from year to year.


    Federal income tax law requires that a REIT distribute annually at least 95.0% of its REIT taxable income. See "Material Federal Income Tax Considerations--Taxation of Prime Group Realty Trust-- Requirements for Qualification--Annual Distribution Requirements." The amount of distributions on an annual basis necessary to maintain our REIT status based on pro forma taxable income of the operating partnership for the 12 months ended December 31, 1997, as adjusted for certain items, would have been approximately $14.8 million. The estimated cash available for distribution is anticipated to be in excess of the annual distribution requirements applicable to REITs. Under certain circumstances, we may be required to make distributions in excess of cash available for distribution in order to meet such distribution requirements. See "Risk Factors--Adverse Consequences if We Fail to Qualify as a REIT; Other Adverse Consequences." For a discussion of the tax treatment of distributions to holders of common shares, see "Material Federal Income Tax Considerations."

                  RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
                       AND PREFERRED SHARE DISTRIBUTIONS

    The following table sets forth our consolidated historical ratios of earnings to combined fixed charges and preferred share dividends for the nine months ended September 30, 1998 and for the period from November 17, 1997 to December 31, 1997 and for the properties contributed to us by PGI (collectively the "Predecessor") for the nine months ended September 30, 1997, the period January 1, 1997 to November 16, 1997 and for the years ended December 31, 1996, 1995, 1994 and 1993.

       COMPANY--HISTORICAL                                    PREDECESSOR--HISTORICAL
----------------------------------  ----------------------------------------------------------------------------
      NINE           PERIOD FROM         NINE          PERIOD FROM
     MONTHS         NOVEMBER 17,        MONTHS         JANUARY 1,
      ENDED            1997 TO           ENDED           1997 TO               YEAR ENDED DECEMBER 31,
  SEPTEMBER 30,     DECEMBER 31,     SEPTEMBER 30,    NOVEMBER 16,    ------------------------------------------
      1998              1997             1997             1997          1996       1995       1994       1993
-----------------  ---------------  ---------------  ---------------  ---------  ---------  ---------  ---------
      1.56                 1.50               --               --            --         --         --         --

    The ratios of earnings to combined fixed charges and preferred share dividends were computed by dividing earnings by combined fixed charges and preferred share dividends. For this purpose, earnings consist of income (loss) before minority interest, plus combined fixed charges. Combined fixed charges consist of interest expense, amortization of debt issuance costs, and preferred share dividends. The Predecessor's historical earnings were insufficient to cover fixed charges by approximately $25.1 million, $29.1 million, $31.4 million, $29.6 million, $22.1 million and $20.8 million for the nine months ended September 30, 1997, the period from January 1, 1997 through November 16, 1997 and for the years ended December 31, 1996, 1995, 1994 and 1993, respectively.

                  DESCRIPTION OF SHARES OF BENEFICIAL INTEREST


    We were formed as a real estate investment trust under the laws of the State of Maryland. Rights of shareholders are governed by Title 8 of the Corporations and Associations Article, Annotated Code of Maryland (the "Maryland REIT Law") and certain provisions of the Maryland General Corporation Law (the "MGCL") and by our declaration of trust and our bylaws. The following summary of the terms of our shares of beneficial interest does not purport to be complete and is subject to and qualified in its entirety by reference to our declaration of trust, the Articles Supplementary to our declaration of trust relating to our 9% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share, and our bylaws, forms of which are filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part.


AUTHORIZED SHARES


    Our declaration of trust provides that we may issue up to 100.0 million common shares, par value $0.01 per share, 65.0 million shares of Excess Shares, par value $0.01 per share ("Excess Shares"), and 30.0 million preferred shares, par value $0.01 per share. Our declaration of trust designated 2.0 million preferred shares as 7% Series A Cumulative the Convertible Preferred Shares of Beneficial Interest. Articles Supplementary to our declaration of trust designated up to 4,600,000 of the preferred shares as redeemable preferred shares (the "Articles Supplementary"). Excess Shares are to be issued automatically upon any automatic conversion of common shares or preferred shares which are purported to be held, transferred or acquired by any person in violation of the ownership limitations contained in the declaration of trust. See "--Restrictions on Ownership and Transfer." On December 28, 1998, there were 15,110,794 common shares issued and outstanding, 2,000,000 convertible preferred shares outstanding and 4,000,000 redeemable preferred shares outstanding. Upon completion of the offering of the convertible preferred shares and the common shares covered by the prospectus and assuming that all common units of limited partner interest in the operating partnership held by certain persons since our formation and by H Group LLC are exchanged for common shares, we will have outstanding:



    - 4,000,000 redeemable preferred shares;



    - 2,000,000 convertible preferred shares if none of the convertible preferred shares are converted into common shares;



    - no convertible preferred shares if all of the convertible preferred shares are converted into common shares;



    - 24,821,869 common shares if none of the convertible preferred shares are converted into common shares; and



    - 26,821,869 common shares if all of the convertible preferrred shares are converted into common shares.



    Under the Maryland REIT Law, a shareholder is not liable for our obligations solely as a result of his or her status as a shareholder. Our declaration of trust provides that no shareholder is liable for any of our debts or obligations by reason of being a shareholder.


REDEEMABLE PREFERRED SHARES


    RANK AND DIVIDENDS. Our redeemable preferred shares rank senior to our outstanding convertible preferred shares and common shares as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up. Subject to the preferential rights of the holders of any preferred shares that rank senior in the payment of dividends to our redeemable preferred shares, the holders of redeemable preferred shares are entitled to receive, when, as and if declared by our board of trustees, out of funds legally available for the payment of dividends, cumulative preferential dividends payable in cash in an amount per redeemable preferred share equal to an annual rate of $2.25 per redeemable preferred share.



    Dividends on our redeemable preferred shares begin to accrue and are fully cumulative from the date of original issuance whether or not we have funds legally available for the payment of the dividends. The dividends are payable quarterly, when, as and if declared by our board of trustees, in arrears on the last day of each January, April, July and October.



    LIQUIDATION PREFERENCE. In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of redeemable preferred shares will be entitled to receive a liquidation preference of $25.00 per redeemable preferred share, plus an amount equal to all dividends accrued and unpaid thereon to the date of final distribution to such holders. This distribution is subject to the prior preferences and other rights of any series of shares of beneficial interest ranking senior to our redeemable preferred shares upon our liquidation, distribution or winding up, and will be made before any distribution of assets is made to holders of convertible preferred shares or common shares and any other class or series of our shares ranking junior to our redeemable preferred shares as to liquidation rights.



    REDEMPTION. On and after June 5, 2003, we, at our option, may redeem the redeemable preferred shares, in whole at any time, or from time to time in part, out of funds legally available, for $25.00 per redeemable preferred share, plus all accumulated, accrued and unpaid dividends, if any, without interest, to the redemption date. The redemption price of our redeemable preferred shares, other than any portion consisting of accrued and unpaid dividends, will be paid solely from the proceeds from the issuance and sale by us of other of our capital shares of beneficial interest and not from any other source. For purposes of the preceding sentence, "capital shares of beneficial interest" means any equity securities, both common and preferred shares, interests, participations, or other ownership interests (however designated) and any rights, other than debt securities convertible into or exchangeable for equity securities, or options to purchase any of the foregoing.


    If full cumulative dividends on our redeemable preferred shares and any other class or series of shares that are on a parity with our redeemable preferred shares as to dividends have not been declared and paid or declared and set apart for payment:



    - our redeemable preferred shares may not be redeemed in part; and



    - we may not purchase or acquire redeemable preferred shares, other than pursuant to a purchase or exchange offer made on the same terms to all holders of redeemable preferred shares.



    VOTING RIGHTS. Holders of the redeemable preferred shares do not have any voting rights, except in the following instances. First, whenever dividends on any of the redeemable preferred shares, or such other series or class of shares of beneficial interest on a parity with the redeemable preferred shares as to dividends, have been in arrears for six or more consecutive quarterly periods, the holders of such shares will be entitled to vote for the election of two additional trustees. This voting right will terminate when all dividends in arrears on the redeemable preferred shares and the other shares on a parity with the redeemable preferred shares (as discussed above) have been paid and the then current quarterly dividend is also paid or declared and set apart for payment. The term of office of the additional trustees elected pursuant to this terminated voting right will also terminate.



    Second, as long as any redeemable preferred shares are outstanding, in addition to any other vote or consent of shareholders required by law or by our declaration of trust, the affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of the redeemable preferred shares are necessary for us to:



    - amend, alter or repeal of any of the provisions of our declaration of trust that materially and adversely affects the voting powers, rights or preferences of the holders of the redeemable preferred shares, or

    - effect a share exchange that affects the redeemable preferred shares, a consolidation with or merger of us into another entity, or a consolidation with or merger of another entity into us, unless in each case each redeemable preferred share will remain outstanding without a material and adverse change to its terms and rights or will be converted into or exchanged for cumulative redeemable preferred shares of the surviving entity having terms comparable to those of the redeemable preferred shares.



    HOWEVER, no vote of the holders of redeemable preferred shares will be required if, at or prior to the time the two circumstances discussed above occur, provision is made for the redemption of all redeemable preferred shares at the time outstanding to the extent the redemption is authorized. In other words, the affirmative vote of the holders of at least 66 2/3% of the redeemable preferred shares will be required to permit us to issue any class or series of Preferred Shares having rights senior to the redeemable preferred shares as to the payment of dividends or as to distribution of assets upon liquidation, dissolution or winding up.



    Each redeemable preferred share will have one vote per share. However, when any other series of preferred shares has the right to vote with our redeemable preferred shares as a single class on any matter, then the redeemable preferred shares and other series will have with respect to such matters one vote per $25.00 of stated liquidation preference.



    GENERAL. The redeemable preferred shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions, except as described below under "--Restrictions on Ownership and Transfer".



    Except as otherwise described in "--Restrictions on Ownership and Transfer," the redeemable preferred shares are not convertible into or exchangeable for any other of our property or securities.



    The redeemable preferred shares have traded on the NYSE since June 23, 1998 under the symbol "PGE PrB."


CONVERTIBLE PREFERRED SHARES


    RANK AND DIVIDENDS. Our convertible preferred shares rank senior to the common shares with respect to dividend rights and distributions upon liquidation, dissolution or winding up. Subject to the preferential rights of the holders of any preferred shares, including our redeemable preferred shares, that rank senior in the payment of dividends to the convertible preferred shares, the holders of convertible preferred shares are entitled to receive, when, as and if declared by our board of trustees, out of funds legally available for the payment of dividends, cumulative preferential dividends payable in cash in an amount per convertible preferred share equal to the greater of:


    - $1.50 per annum; or


    - the regular cash dividends on the common shares, or portion thereof, into which a convertible preferred share is convertible. These dividends will equal the number of common shares, or portion thereof, into which a convertible preferred share will be convertible, multiplied by the most current quarterly dividend on a common share on or before the convertible preferred share dividend payment date.



    Dividends on our convertible preferred shares begin to accrue and are fully cumulative from the date of original issuance, whether or not we have funds legally available for the payment of the dividends. They are payable quarterly, when, as and if declared by our board of trustees, in arrears on Dividend Payment Dates. "Dividend Payment Date" means:


    - the date on which we pay the dividends on the common shares, or

    - if we do not pay a common share dividend in any quarterly dividend period, the date our board of trustees sets.



    Dividends are payable in arrears to the holders of the convertible preferred shares as they appear in our records at the close of business on the applicable record dates, which may not be less than 10 nor more than 50 days preceding the dividend payment dates and which will be fixed by our board of trustees.



    Any dividend payment made on the convertible preferred shares will first be credited against the earliest accrued but unpaid dividend due on the convertible preferred shares which remains payable. Holders of convertible preferred shares will not be entitled to any dividends, whether payable in cash, property or shares, in excess of cumulative dividends on the convertible preferred shares. No interest, or sum of money in lieu of interest, will be payable in connection with any dividend payment or payments on the convertible preferred shares which may be in arrears.



    LIQUIDATION PREFERENCE. In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of our convertible preferred shares will be entitled to receive a liquidation preference of $20.00 per convertible preferred share plus an amount equal to all dividends accrued and unpaid thereon to the date of final distribution to the holders. This distribution is subject to the prior preferences and other rights of any series of shares of beneficial interest ranking senior to our convertible preferred shares as to liquidation rights, such as our redeemable preferred shares, and will be made before any payment or distribution of our assets (whether capital or surplus) will be made to or set apart for the holders of common shares and any other class or series of our shares ranking junior to our convertible preferred shares as to liquidation rights.



    If, upon any liquidation, dissolution or winding up, our assets distributable among the holders of the convertible preferred shares are insufficient to pay in full the liquidation preference amount and liquidating payments on any other shares of any class or series of shares on a parity with the convertible preferred shares as to liquidation rights, then the assets will be distributed among the holders of the convertible preferred shares and any such other shares on a parity with them as to liquidation rights ratably in accordance with the respective amounts that would be payable on such convertible preferred shares and any other shares on a parity with them as to liquidation rights if all amounts payable on them were paid in full.



    The convertible preferred shares rank junior to and are subordinate to the redeemable preferred shares as to priority for receiving liquidating distributions upon our liquidation, dissolution or winding up.



    Subject to the rights of the holders of shares of any series or class or classes of shares of beneficial interest ranking on a parity with or prior to the convertible preferred shares as to liquidation rights, upon any liquidation, dissolution or winding up, after payment has been made in full to the holders of the convertible preferred shares, the holders of the convertible preferred shares will have no other claim to our remaining assets. Any other series or class of shares junior to the convertible preferred shares as to liquidation rights, will, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the convertible preferred shares will not be entitled to share therein.



    REDEMPTION. Except under limited circumstances as set forth in our declaration of trust, we may not redeem the convertible preferred shares prior to November 17, 2007. On and after November 17, 2007, we, at our option, may redeem the convertible preferred shares for cash, in whole at any time, or from time to time in part, out of funds legally available therefor at a redemption price of $20.00 per convertible preferred share. The redemption price will include all accumulated, accrued and unpaid dividends, if any, without interest to the redemption date.

    If full cumulative dividends on our convertible preferred shares, and any other class or series of shares that are on a parity with our convertible preferred shares as to dividends, have not been declared and paid or declared and set apart for payment:



    - we may not redeem our convertible preferred shares in part, and



    - we may not purchase or acquire convertible preferred shares, other than pursuant to a purchase or exchange offer made on the same terms to all holders of convertible preferred shares.



    If we have given proper notice of redemption of any convertible preferred shares and cash necessary for the redemption has been made available, then from and after the redemption date, dividends on their convertible preferred shares called for redemption will cease to accrue. In addition, these shares will no longer be deemed to be outstanding and all rights of the holders will cease, except their rights to convert and to receive the cash payable upon redemption.



    CONVERSION. A holder of convertible preferred shares has the right, at his or her option, to convert all or any portion of those shares into common shares at the conversion price of $20.00 per common share. The number of common shares issuable upon conversion and the conversion price are subject to adjustment as set forth below. Holders of convertible preferred shares being redeemed will not be able to convert their shares after the close of business on the fifth business day prior to the redemption date.



    Holders of convertible preferred shares at the close of business on a dividend payment record date will be entitled to receive the dividend payable on the dividend payment date even if they convert their shares into common shares between those two dates. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the common shares issued upon such conversion.



    As more fully set forth in our declaration of trust, the conversion price is subject to adjustments upon the occurrence of any of the following events:



    - if we, after the issue date of our convertible preferred shares, (A) pay a dividend or make a distribution on our capital shares in common shares,
      (B) subdivide our outstanding common shares into a greater number of shares, (C) combine our outstanding common shares into a smaller number of shares or (D) issue any shares of beneficial interest by reclassification of our common shares;



    - if we issue, after the issue date of our convertible preferred shares, rights, options or warrants to all holders of common shares entitling them to subscribe for or purchase common shares at a price per share less than 94.0%, 100.0% if a stand-by underwriter is used and charges us a commission, of the fair market value per common share on the record date for the determination of shareholders entitled to receive the rights, option or warrants;



    - if we distribute to all holders of our common shares non-cash distributions as specified in our declaration of trust; or


    - if we pay consideration per common share with a value greater than the current market price of the common shares in a tender offer.

    We will not be required to make any adjustment to the conversion price unless the adjustment equals 1% or more of the conversion price. We will carry forward any adjustments not required to be made and take them into account in subsequent adjustments.


    If we are a party to any transaction as a result of which our common shares are converted into the right to receive stock, securities, cash or other property, then each convertible preferred share will be convertible into the kind and amount of stock, securities, cash or other property which the holder of that stock would have received if it had converted the stock immediately before the transaction. We may not be a party to any transaction unless the terms of the transaction are consistent with the terms described above.

    LIMITATION ON ISSUANCE OF ADDITIONAL PREFERRED SHARES AND INDEBTEDNESS.


    Without the written consent of the holders of two-thirds of the issued and outstanding convertible preferred shares, neither we, the operating partnership nor any of our or its subsidiaries may issue any additional preferred securities of any such entity or incur any indebtedness, other than trade payables or accrued expenses incurred in the ordinary course of business, if, immediately following the issuance and after giving effect to the issuance and the application of the net proceeds therefrom, the entity would be reasonably expected to not satisfy one or both of the following ratios for the fiscal quarter immediately preceding the issuance:


    - Total Debt and liquidation value of non-convertible preferred shares of beneficial interest to Total Market Capitalization of less than .65 to 1.0; or

    - Consolidated EBITDA to Consolidated Fixed Charges of at least 1.4 to 1.0.


    If we fail to satisfy one or both of the tests in the clauses above for two consecutive quarters, the holders of convertible preferred shares will have the right to require that we, to the extent that we have funds legally available, repurchase any or all of each holder's convertible preferred shares. The repurchase price will be payable in cash in an amount equal to 100% of the liquidation preference, plus accrued and unpaid dividends whether or not declared, if any, to the date of repurchase or the date payment is made available, pursuant to the repurchase offer described below.



    Within 15 days following the second consecutive quarter that we fail to satisfy one or both of the tests above, we will mail by first class mail or overnight courier a notice to all holders of convertible preferred shares stating:


    - that we failed to satisfy one or both of the tests, naming the test(s) failed;


    - that the holders of convertible preferred shares have the right to require us to repurchase any or all convertible preferred shares then held by that holder in cash;


    - the date of repurchase, which must be a business day between 120 and 150 days from the date the notice is mailed, or a later date as may be necessary to comply with the requirements of the Exchange Act;

    - the repurchase price for the repurchase; and


    - the instructions we determine that the holder must follow in order to have its convertible preferred shares repurchased.



    On the repurchase date, we will, to the extent lawful, accept for payment convertible preferred shares or portions thereof tendered pursuant to the repurchase offer. We will also promptly mail by first class mail or overnight courier or by wire transfer of immediately available funds to the holder of our convertible preferred shares, as directed by such holder, payment in an amount equal to the repurchase price for our convertible preferred shares or portions thereof so tendered.


    "Total Debt" means the sum of (without duplication):

    - any indebtedness, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures, or similar instruments or letter of credit, or reimbursement agreements in respect thereof, or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to capital leases), except any balance that constitutes an accrued expense or trade payable, if and to the extent that indebtedness would appear as a liability upon a balance sheet of any entity prepared on a consolidated basis in accordance with GAAP; and

    - to the extent not otherwise included, the guarantee of items which would be included within this definition.

    "Total Market Capitalization" means the sum of:


    - the fair market value of our outstanding common shares, assuming (X) the full exchange of all outstanding common units of limited partner interest in the operating partnership, except those held by us, for common shares and (Y) the conversion of the outstanding convertible preferred shares into common shares;



    - the aggregate liquidation preference of any outstanding preferred shares of beneficial interest other than the convertible preferred shares; and


    - our Total Debt.

    "Consolidated EBITDA" for any period means our consolidated net income, before extraordinary income or gains, as reported in our financial statements filed with the Commission increased by the sum of the following:

    - all income and state franchise taxes paid or accrued according to GAAP for the period, other than income taxes attributable to extraordinary, unusual or non-recurring gains or losses except to the extent that such gains were not included in Consolidated EBITDA;

    - all interest expense paid or accrued in accordance with GAAP for the period, including financing fees and amortization of deferred financing fees and amortization of original issue discount;

    - depreciation and depletion reflected in such reported net income;

    - amortization reflected in such reported net income, including, without limitation, amortization of capitalized debt issuance costs, goodwill, other intangibles and management fees; and

    - any other non-cash charges or discretionary prepayment penalties, to the extent deducted from consolidated net income, including, but not limited to, income allocated to minority interests.

    "Consolidated Fixed Charges" for any period means the sum of:

    - all interest expenses paid or accrued in accordance with GAAP for the period, including financing fees and amortization of deferred financing fees and amortization of original issue discount;

    - preferred shares of beneficial interest dividend requirements for the period, whether or not declared or paid; and

    - regularly scheduled amortization of principal during the period, other than any balloon payments at maturity.


    VOTING RIGHTS. Holders of our convertible preferred shares do not have any voting rights except in the following instances. First, whenever dividends on any of our convertible preferred shares, or on any class or series of shares on a parity with our convertible preferred shares as to dividends, have been in arrears for two or more consecutive quarterly periods, or if we do not pay dividends on our common shares of at least $0.3375 per share for two consecutive quarterly dividend periods, then additional member(s) will be added to our board of trustees. The holders of our convertible preferred shares will vote as a single class with the holders of the shares ranking on a parity with our convertible preferred shares (as discussed above) to elect the additional trustee(s). This voting right will terminate when:



    - all dividends in arrears on our convertible preferred shares and the other shares on a parity with them, as discussed above, have been paid and the then current quarterly dividend is also paid or declared and set apart for payment or


    - we have paid a common share dividend of at least $0.3375 per share for two consecutive quarters.

When this voting right is terminated, the term of office of the additional Trustee(s) elected pursuant to it will also terminate.


    Next, so long as any convertible preferred shares are outstanding, in addition to any other vote or consent of shareholders required by law or by our declaration of trust, the affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of our convertible preferred shares are necessary for us to:



    - amend, alter or repeal any of the provisions of our declaration of trust that materially and adversely affects the voting powers, rights or preferences of the holders of our convertible preferred shares; or



    - effect a share exchange that affects our convertible preferred shares, a consolidation with or merger of us into another entity, or a consolidation with or merger of another entity into us, unless in each case each convertible preferred share will remain outstanding without a material and adverse change to its terms and rights or will be converted into or exchanged for convertible preferred shares of the surviving entity having terms comparable to those of our convertible preferred shares.



    HOWEVER, no vote of the holders of convertible preferred shares will be required if, at or prior to the time the two circumstances discussed above occur, provision is made for the redemption of all convertible preferred shares at the time outstanding to the extent such redemption is authorized. In other words, the affirmative vote of the holders of at least 66 2/3% of the convertible preferred shares will be required to permit us to issue any class or series of Preferred Shares having rights senior to the convertible preferred shares as to the payment of dividends or as to distribution of assets upon liquidation, dissolution or winding up.



    Each convertible preferred share will have one vote per share. However, when any other series of preferred shares will have the right to vote with our convertible preferred shares as a single class on any matter, then our convertible preferred shares and such other series will have with respect to such matters one vote per $20.00 of stated liquidation preference.



    REGISTRATION RIGHTS. We granted Security Capital Preferred Growth Incorporated ("SCPG"), the sole holder of the convertible preferred shares, registration rights with respect to our common shares acquired by it upon conversion of the convertible preferred shares into common shares. Pursuant to these rights, we have prepared and filed this registration statement with the Commission.



    GENERAL. The convertible preferred shares are not entitled to the benefit of any sinking fund.



    The convertible preferred shares are not listed or qualified for trading on any exchange or on the Nasdaq National Market.



    The preceding summary of the terms of the redeemable preferred shares and convertible preferred shares is qualified in its entirety by reference to our declaration of trust and Articles Supplementary.


COMMON SHARES


    Subject to the preferential rights of the convertible preferred shares and redeemable preferred shares and any other class or series of shares of beneficial interest and to the provisions of our declaration of trust regarding the Excess Shares, convertible preferred shares and redeemable preferred shares, holders of common shares will be entitled to receive distributions on such shares if, as and when authorized and declared by our board of trustees out of assets legally available therefor and to share ratably in our assets legally available for distribution to the shareholders in the event of our liquidation, dissolution or winding-up after payment of, or adequate provision for, all of our known debts and liabilities. We currently pay quarterly distributions on the common shares, which quarterly distributions commenced with the partial quarter ending December 31, 1997 and intend to continue to pay quarterly distributions. See "Price Range of Common Shares and Distributions."

    The convertible preferred shares are entitled to payment of distributions at the rate declared on the common shares if the rate is greater than the stated distribution rate on the convertible preferred shares. Accordingly, at the time the distribution rate on the common shares is greater than the stated rate on the convertible preferred shares, holders of convertible preferred shares will be entitled to participate in any further growth of Funds from Operations together with the holders of common shares.



    Subject to the provisions of the declaration of trust regarding Excess Shares, the convertible preferred shares and the redeemable preferred shares, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees and, except as otherwise required by law or except as provided with respect to any other class or series of shares of beneficial interest, the holders of such shares will possess exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding common shares can elect all of the trustees then standing for election, and the holders of the remaining shares will not be able to elect any trustees.


    Holders of the common shares have no conversion, sinking fund, redemption rights, exchange rights or preemptive rights to subscribe for any of our securities.


    Subject to the provisions of our declaration of trust regarding Excess Shares, common shares will have equal dividend, distribution, liquidation and other rights, and will have no preference, appraisal (except as provided by Maryland law) or exchange rights.



    Pursuant to Maryland REIT Law, a Maryland real estate investment trust generally cannot dissolve, amend its declaration of trust or merge, unless approved by the affirmative vote or written consent of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the trust's declaration of trust. Our declaration of trust contains such a provision providing for a lesser percentage, a majority of outstanding shares, with respect to transactions pursuant to which our assets will be combined with those of one or more other entities (whether by merger, sale or other transfer of assets, consolidation or share exchange).


    The transfer agent and registrar for the common shares is LaSalle National Bank.

    The common shares have traded on the NYSE since November 12, 1997 under the trading symbol "PGE."


    COMMON SHARE REPURCHASE PROGRAM. On September 14, 1998, we established a program to repurchase up to 1.55 million of our common shares in open market and privately negotiated transactions. As of December 28, 1998 we had repurchased 474,200 common shares for an aggregate purchase price of approximately $7.3 million.


ADDITIONAL PREFERRED SHARES


    Additional preferred shares may be issued from time to time, in one or more series, as authorized by our board of trustees. Other than the redeemable preferred shares and the convertible preferred shares offered hereby, no preferred shares are currently issued or outstanding. Prior to the issuance of shares of each series, our board of trustees is required by the Maryland REIT Law and our declaration of trust to fix for each series the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption, as permitted by Maryland law. Because our board of trustees has the power to establish the preferences, powers and rights of each series of preferred shares, it may afford the holders of any series of preferred shares preferences, powers and rights, voting or otherwise, senior to the rights of holders of common shares. The issuance of additional series of preferred shares could have the effect of delaying or preventing a change of control that might involve a premium price for shareholders or otherwise be in their best interest.

RESTRICTIONS ON OWNERSHIP AND TRANSFER


    Our declaration of trust contains restrictions on the number of our shares of beneficial interest that shareholders may own. For us to qualify as a REIT under the Internal Revenue Code no more than 50.0% in value of our outstanding shares of beneficial interest may be owned, actually or constructively under the applicable attribution rules of the Internal Revenue Code, by five or fewer individuals during the last half of a taxable year other than the first year for which the election to be taxed as a REIT has been made or during a proportionate part of a shorter taxable year (the "five or fewer requirement"). Pension plans and mutual funds are among the entities that are not treated as holders of stock or beneficial interests under the five or fewer requirement and instead the beneficial owners of the entities are counted as holders for this purpose. Our shares of beneficial interest must also be owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year.



    In general, the Ownership Limit set forth in our declaration of trust provides that no person or entity may own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Internal Revenue Code, more than 9.9% of our outstanding shares of beneficial interest, including the common shares, convertible preferred shares and redeemable preferred shares (the "Equity Shares"). The 9.9% limitation applies to the number or value of our Equity Shares, whichever is more restrictive. The constructive ownership rules of the Internal Revenue Code are complex, and may cause Equity Shares owned actually or constructively by a group of related individuals and/or entities to be deemed to be constructively owned by one individual or entity.



    Our board of trustees may, but in no event will be required to, waive the Ownership Limit or any other limit provided in our declaration of trust with respect to a particular shareholder if the board of trustees determines that the shareholder's ownership will not jeopardize our status as a REIT and our board of trustees otherwise decides such action would be in our best interest. As a condition of such waiver, the board of trustees must obtain a ruling from the IRS or an opinion of counsel satisfactory to it with respect to preserving our REIT status. In accordance with these provisions, we have waived the Ownership Limit set forth in our declaration of trust with respect to the Equity Shares to permit Security Capital Preferred Growth Incorporated to own, at any one time, up to 16 percent, in value or number, of the total outstanding Equity Shares. Additionally, we have waived the Ownership Limit to permit Long Leaf Partners Realty Fund to purchase 2,600,000 common shares.



    Our declaration of trust further prohibits any person from actually or constructively owning our shares of beneficial interest that would result in us being "closely held" under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT. In addition, no person may transfer any of our shares of beneficial interest if the transfer would result in our shares of beneficial interest being owned by fewer than 100 persons.


    Any person who acquires or attempts or intends to acquire actual or constructive ownership of our shares of beneficial interest that will or may violate any of the foregoing restrictions on transferability of ownership is required to give notice immediately to us and provide us with any other information as we may request in order to determine the effect of such transfer on our status as a REIT.


    If any purported transfer of our Equity Shares or any other event would otherwise result in any person violating the Ownership Limit or any other limit as provided in the declaration of trust, then any such purported transfer will be void and of no force or effect with respect to the purported transferee (the "Prohibited Transferee") as to that number of shares in excess of the Ownership Limit or such other limit as provided in the declaration of trust. The Prohibited Transferee will acquire no right or interest in such excess shares. Any excess shares described above will be converted automatically into an equal number of Excess Shares (the "Shares-in-Trust") and transferred automatically, by operation of law, to a trust (the "Share Trust"), the beneficiary of which will be selected by us (the "Beneficiary"). Such automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of such violative transfer.


    At any time after the expiration of a 90-day period which commences upon the receipt of notice from us of the transfer of Shares-in-Trust to the Share Trust and during which we will have the right to purchase the Shares-in-Trust, the trustee of the Share Trust will have the right to sell such Shares-in-Trust to a person or entity who could own such shares without violating the Ownership Limit or such other limit as provided in our declaration of trust and distribute to the Prohibited Transferee an amount equal to the lesser of the price paid by the Prohibited Transferee for such Shares-in-Trust or the sales proceeds received by the Share Trust for such Shares-in-Trust. In the case of any Shares-in-Trust issued as a result of any event other than a transfer, or from a transfer for no consideration, such as a gift, the trustee will be required to sell such Shares-in-Trust to a qualified person or entity and distribute to the Prohibited Transferee an amount equal to the lesser of the market price of such Shares-in-Trust as of the date of such event or the sales proceeds received by the trust for such Shares-in-Trust. In either case, any proceeds in excess of the amount distributable to the Prohibited Transferee will be distributed to the Beneficiary.


    Prior to a sale of any such Shares-in-Trust by the Share Trust, the trustee will be entitled to receive, in trust for the Beneficiary, all dividends and other distributions paid by us with respect to such Shares-in-Trust, and also will be entitled to exercise all voting rights with respect to such Shares-in-Trust. Subject to Maryland law, effective as of the date that such Shares-in-Trust have been transferred to the Share Trust:

    - any vote cast by a Prohibited Transferee prior to our discovery that such Shares-in-Trust have been transferred to the Share Trust will be void and of no force or effect; and

    - the trustee will have the authority to recast such vote in accordance with the desires of the trustee acting for the benefit of the Beneficiary.

    Any dividend or other distribution inadvertently paid to the Prohibited Transferee will be required to be repaid to the trustee for distribution to the Beneficiary.

    In addition, Shares-in-Trust held in the Share Trust will be deemed to have been offered for sale to us at a price per share equal to the lesser of:

    - the price per share in the transaction that resulted in such transfer to the Share Trust, or in the case of a gift, the market price at the time of the gift; and

    - the market price on the date we accept such offer.

We will have the right to accept such offer for a period of 90 days.

    If any attempted transfer of Equity Shares would cause our shares of beneficial interest to be beneficially owned by fewer than 100 persons, such transfer will be null and void in its entirety and the intended purchaser or recipient will acquire no rights to Equity Shares.


    The foregoing restrictions on transferability and ownership will not apply if our board of trustees determines that it is no longer in our best interest to attempt to qualify, or to continue to qualify, as a REIT and such determination is approved by an affirmative vote of two-thirds of the votes entitled to be cast on such matter at a regular or special meeting of our shareholders. Except as otherwise described above, any change in the Ownership Limit would require an amendment to our declaration of trust. Subject to certain limited exceptions, amendments to our declaration of trust require the affirmative vote of holders owning at least two-thirds of our shares of beneficial interest outstanding and entitled to vote thereon.


    All certificates representing our Equity Shares currently bear a legend referring to the restrictions described above.

    If the transfer restrictions discussed above are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any Excess Shares may be deemed, at our option, to have acted as agent on our behalf in acquiring such Excess Shares and to hold such Excess Shares on our behalf.


    Under our declaration of trust, every owner of more than 5%, or such lower percentage as required by the Internal Revenue Code or Treasury Regulations, of the outstanding Equity Shares must file, within 30 days after January 1 of each year, a written notice with us containing information regarding their ownership of such shares. Under current Treasury Regulations, the percentage will be set between one-half of 1% and 5%, depending upon the number of record holders of our shares. Further, each shareholder must upon demand disclose to us in writing any information we may request in order to determine the effect, if any, of such shareholder's actual and constructive ownership of Equity Shares on our status as a REIT.



    The foregoing ownership limitations may have the effect of precluding acquisition of control without the consent of our board of trustees and, consequently, our shareholders may be unable to realize a premium for their shares over the then-prevailing market price which is customarily associated with such acquisitions and to ensure compliance with the Ownership Limit, or such other limit as provided in our declaration of trust.


    These restrictions will not preclude settlement for transactions through the NYSE.

                     CERTAIN PROVISIONS OF MARYLAND LAW AND
                     OF OUR DECLARATION OF TRUST AND BYLAWS


    The following paragraphs summarize selected provisions of Maryland law and of our declaration of trust and bylaws. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the MGCL, the Maryland REIT Law, our declaration of trust, the Articles Supplementary to our declaration of trust relating to our redeemable preferred shares and our bylaws, forms of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.



CLASSIFICATION OF THE BOARD OF TRUSTEES



    Our declaration of trust provides that we will have seven trustees, which number may be increased or decreased pursuant to our bylaws, but will not be fewer than three. Our declaration of trust also provides the holders of our convertible preferred shares and redeemable preferred shares with rights to elect additional trustees upon the occurrence of specified defaults under the securities. Our bylaws provide that our board of trustees will consist of not fewer than three nor more than thirteen trustees. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by the affirmative vote of a majority of the remaining trustees, even though less than a quorum of our board of trustees may exist.



    Under our declaration of trust, our board of trustees is divided into three classes as nearly equal in size as practicable. One class held office initially for a term expiring at the annual meeting of shareholders held on May 22, 1998. At that meeting the two trustees comprising such class were each re-elected to a new three-year term expiring in 2001. A second class of our board of trustees will hold office initially for a term expiring at the annual meeting of shareholders to be held in 1999. A third class will hold office initially for a term expiring at the annual meeting of shareholders to be held in 2000. As the term of each class expires, trustees in that class will be elected for a term of three years and until their successors are duly elected and qualified, and the trustees in the other two classes will continue in office. We believe that classification of our board of trustees will help to assure the continuity and stability of our business strategies and policies as determined by our board of trustees.



    The classified board provision of our declaration of trust could have the effect of making the removal of incumbent trustees more time-consuming and difficult. This could discourage a third party from making a tender offer or otherwise attempting to obtain control of us, even though such an attempt might be beneficial to us and our shareholders. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of our board of trustees. Accordingly, the classified board provision could increase the likelihood that incumbent trustees will retain their positions. Holders of our common shares have no right to cumulative voting for the election of trustees. Consequently, at each annual meeting of our shareholders, the holders of a majority of the common shares will be able to elect all of the successors of the class of trustees whose term expires at that meeting. See "Risk Factors."


REMOVAL OF TRUSTEES


    While our declaration of trust empowers our shareholders to fill vacancies in our board of trustees that are caused by the removal of a trustee, our declaration of trust also precludes shareholders from removing incumbent trustees except for cause and only by the affirmative vote of at least two-thirds of the votes then entitled to be cast in the election of trustees. Under the Maryland REIT law, the term "cause" is not defined and is, therefore, subject to Maryland common law and to judicial interpretation and review in the context of the unique facts and circumstances of any particular situation. This provision, when coupled with the provision in our bylaws authorizing our board of trustees to fill vacant trusteeships, precludes shareholders from removing incumbent trustees except upon a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

BUSINESS COMBINATIONS

    Under the MGCL, as applicable to Maryland real estate investment trusts such as us, certain "business combinations" between us and any Interested Shareholder or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Shareholder became an Interested Shareholder. An "Interested Shareholder" is:

    - any person who beneficially owns ten percent or more of the voting power of outstanding shares of the trust; and

    - an affiliate or associate of the trust, who, at any time within the two-year period prior to the date in question, was the owner of ten percent or more of our voting power.


"Business Combination" includes a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities. After the five year period referred to above, any such business combination must be recommended by the board of trustees and approved by the affirmative vote of at least:


    - 80.0% of the votes entitled to be cast by holders of our outstanding voting shares of beneficial interest; and

    - two-thirds of the votes entitled to be cast by holders of our outstanding voting shares of beneficial interest other than shares held by the Interested Shareholder with whom the business combination is to be effected.

The two-thirds vote referred to in the preceding sentence is not required if, among other things, our shareholders receive a "minimum price" (as defined in the MGCL) for their shares of beneficial interest and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for its shares.


    These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by our board of trustees prior to the time that the Interested Shareholder becomes an Interested Shareholder. As permitted by the MGCL, our board of trustees has opted out of the business combinations provisions of the MGCL with respect to any business combination involving PGI, the Primestone Joint Venture or any of the persons or entities that contributed property to us at our formation, or any of their respective affiliates, including Mr. Reschke. In addition, the operating partnership's partnership agreement requires that any merger or sale of all or substantially all of the assets of the operating partnership be approved by the holders of at least 50.0% of the common units in the operating partnership, including the common units held by us.


CONTROL SHARE ACQUISITIONS

    The MGCL, as applicable to Maryland real estate investment trusts such as us, provides that "control shares" of a Maryland real estate investment trust acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of beneficial interest owned by the acquiror or by officers or trustees who are employees of the trust.

    "Control shares" are voting shares which, if aggregated with all other such shares previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power, would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power:

    - one-fifth or more but less than one-third;

    - one-third or more but less than a majority; or

    - a majority or more of all voting power.


Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" generally means the acquisition of issued and outstanding control shares.



    A person who has made or proposes to make a control share acquisition, upon satisfaction of specified conditions, including an undertaking to pay expenses, may compel the board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, we may ourselves present the question at any shareholders' meeting.


    If voting rights are not approved at the shareholders' meeting or if the acquiring person does not deliver an acquiring person statement as required by the MGCL, then, the trust may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of such shares of beneficial interest are considered and not approved. This redemption right is subject to conditions and limitations as set forth in the MGCL. If voting rights for control shares are approved at a shareholders' meeting and the acquiror becomes entitled to vote a majority of the shares of beneficial interest entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares of beneficial interest as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. Various limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.


    The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction or to acquisitions approved or exempted by our declaration of trust or bylaws.



    Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares of beneficial interest. There can be no assurance that such provision will not be amended or eliminated at any point in the future.



    If the exemption in our bylaws referred to above is rescinded, the control share acquisition statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of completing that kind of offer.



AMENDMENT TO OUR DECLARATION OF TRUST



    Our declaration of trust generally may be amended with the affirmative vote of the holders of not less than a majority of the shares of beneficial interest outstanding and entitled to vote thereon voting generally in the election of trustees. The provisions relating to the classification of the board of trustees and removal of trustees may be amended only by the affirmative vote of the holders of not less than two-thirds of the shares of beneficial interest outstanding and then entitled to vote thereon voting generally in the election of trustees.



    Under the Maryland REIT Law, a declaration of trust may permit the trustees, by a two-thirds vote, to amend the declaration of trust from time to time to qualify as a REIT under the Internal

Revenue Code or the Maryland REIT Law without the affirmative vote or written consent of the shareholders. Our declaration of trust permits such action by our board of trustees. Also under the Maryland REIT Law, a declaration of trust may permit the board of trustees to amend the declaration of trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class without shareholder approval. Pursuant to this statute, our declaration of trust authorizes our board of trustees to increase or decrease the authorized number of our shares of beneficial interest or the authorized number of our shares of beneficial interest of any class of beneficial interest without shareholder approval.


ADVANCE NOTICE OF TRUSTEE NOMINATIONS AND NEW BUSINESS


    Our bylaws provide that:



        (a) with respect to an annual meeting of shareholders, nominations of persons for election to our board of trustees and the proposal of business to be considered by shareholders may be made only:


    - pursuant to our notice of the meeting;


    - by our board of trustees; or



    - by a shareholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the bylaws; and



        (b) with respect to special meetings of shareholders, only the business specified in our notice of meeting may be brought before the meeting of shareholders and nominations of persons for election to the board of trustees may be made only:


    - pursuant to our notice of meeting;


    - by our board of trustees; or



    - provided that the board of trustees has determined that trustees shall be elected at such meeting, by a shareholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the bylaws.



    The provisions in our declaration of trust on classification of our board of trustees, amendments to the declaration of trust and removal of trustees and, if the applicable provision in the bylaws is rescinded, the control share acquisition provisions of the MGCL, and the advance notice provisions of the bylaws, could have the effect of discouraging a takeover or other transaction which our shareholders might believe to be otherwise in their best interests.


MARYLAND ASSET REQUIREMENTS

    To maintain our qualification as a Maryland REIT, the Maryland REIT Law requires that we hold, either directly or indirectly, at least 75.0% of the value of our assets in real estate assets, mortgages or mortgage related securities, government securities, cash and cash equivalent items, including high-grade short-term securities and receivables. The Maryland REIT Law also prohibits using or applying land for farming, agricultural, horticultural or similar purposes.

MEETINGS OF SHAREHOLDERS


    Our declaration of trust and bylaws provide for annual meetings of shareholders to elect our board of trustees and transact any other business as may properly be brought before the meeting. Special meetings of our shareholders may be called by our President, our board of trustees or our Chairman of the Board and will be called at the request in writing of the holders of 50.0% or more of our outstanding shares of beneficial interest entitled to vote.

    Our bylaws provide that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting by unanimous written consent, if such consent sets forth such action and is signed by each shareholder entitled to vote on the matter and a written waiver of any right to dissent is signed by each shareholder entitled to notice of the meeting but not entitled to vote at it.


                   MATERIAL FEDERAL INCOME TAX CONSIDERATIONS


    The following discussion summarizes the material federal income tax considerations to us and our shareholders resulting from our treatment as a REIT. Winston & Strawn has acted as our tax counsel ("Tax Counsel") in connection with the offering and the preparation of this prospectus. This summary should not be construed as tax advice. The discussion does not address all aspects of federal income taxation that may be relevant to particular holders in light of their personal investment or tax circumstances, or to certain types of holders (including, without limitation, insurance companies, financial institutions, broker-dealers, persons whose functional currency is other than the United States dollar, persons who hold the offered shares as part of a straddle, hedging, or conversion transaction or, except as specifically described, tax-exempt entities and foreign persons) who are subject to special treatment under the federal income tax laws. In addition, this summary is generally limited to investors who will hold the offered shares as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code.



    The statements in this summary are based on current provisions of the Internal Revenue Code, Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly with retroactive effect. The provisions of the Internal Revenue Code, the Treasury Regulations promulgated thereunder and the relevant administrative and judicial interpretations that concern REITs are highly technical and complex, and this summary is qualified in its entirety by such Internal Revenue Code provisions, Treasury Regulations, and administrative and judicial interpretations. No assurance can be given that future legislative, judicial, or administrative actions or decisions will not affect the accuracy of any statements in this summary. In addition, no ruling will be sought from the Internal Revenue Service (the "IRS") with respect to any matter discussed herein, and there can be no assurance that the IRS or a court will agree with the statements made herein.



    This summary of Material Federal Income Tax Considerations is divided into two parts. The first part, captioned "Taxation of Prime Group Realty Trust," describes our tax treatment as a REIT. The summary attempts to describe the complex technical requirements which we must satisfy in order to qualify as a REIT. Our failure to meet those requirements could result in our income becoming taxable in the same manner as any regular C Corporation. The resulting tax liability to us if we failed to meet the REIT requirements would have a significant adverse effect on an investment in the offered shares. See "--Taxation of Prime Group Realty Trust--Failure to Qualify" below. In addition, even if we do qualify as a REIT, various federal income taxes may still be imposed on us as are described in the summary. The second part of this summary of Material Federal Considerations, captioned "Taxation of Our Shareholders," describes the material tax consequences to purchasers of the offered shares.


    EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP, AND SALE OF OFFERED SHARES AND OF OUR ELECTION TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE, AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF PRIME GROUP REALTY TRUST

GENERAL


    We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code and the applicable Treasury Regulations, which together set forth the requirements for qualifying as a REIT (the "REIT Requirements"), beginning with our taxable year ended December 31, 1997. We believe that we are organized, have operated and will continue to operate in a manner to qualify for taxation as a REIT under the Internal Revenue Code. No assurance can be given, however, that we have actually operated in such a manner to qualify as a REIT or will continue to operate in a manner to remain qualified as a REIT.



    Subject to the qualifications described in this summary and stated in its opinion, Tax Counsel has given us an opinion that we are organized in conformity with the requirements for qualification as a REIT under the Internal Revenue Code, and our method of operation has enabled us to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code and our method of operation enables us to continue to meet the requirements for qualification as a REIT. An opinion of counsel is not binding on the IRS or a court and there can be no assurance that the IRS or a court will not take a position different from that expressed by Tax Counsel. It also must be emphasized that Tax Counsel's opinion is based on various assumptions and is conditioned upon numerous representations made by us and the operating partnership as to factual matters, including those related to our and its businesses and properties as set forth in this prospectus. Tax Counsel has not independently verified our representations. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis the actual operating results, distribution levels, diversity of ownership and the various other qualification tests imposed by the Internal Revenue Code as discussed below. Tax Counsel will not review our compliance with these tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT. See "--Failure to Qualify."


REIT TAXATION


    For any taxable year in which we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on that portion of our ordinary income or capital gain that is currently distributed to our shareholders. The REIT provisions of the Internal Revenue Code generally allow a REIT to deduct dividends paid to its shareholders in calculating its taxable income. This deduction for dividends paid to shareholders substantially eliminates the federal "double taxation" on earnings (once at the corporate level and once again at the shareholder level) that generally results from an investment in a corporation.


    Even if we continue to qualify for taxation as a REIT, we may be subject to federal income tax in the following circumstances:

    - We will be taxed at regular corporate rates on any undistributed "REIT taxable income" and undistributed net capital gains.

    - In some circumstances, we may be subject to the corporate "alternative minimum tax" on our items of tax preference, if any.

    - If we have (A) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (B) other nonqualifying income from foreclosure property, we will be subject to tax on such income at the highest regular corporate rate (currently 35%).

    - If we have net income from prohibited transactions, this income will be subject to a 100% tax. Prohibited transactions, in general, are sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property.


    - If we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but nonetheless maintain our qualification as a REIT because we meet other requirements, we will be subject to a 100% tax on the greater of the amount by which we fail the 75% or the 95% test, multiplied by a fraction intended to reflect our profitability.


    - If we should fail to distribute for each calendar year at least the sum of
      (A) 85% of our REIT ordinary income for such year, (B) 95% of our REIT capital gain net income for such year, and (C) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. However, to the extent we elect to retain and pay income tax on net long-term capital gains we received during the year such amounts will be treated as having been distributed for purposes of the 4.0% excise tax.

    - If we acquire any asset from a C corporation, I.E., any corporation subject to full corporate level tax, in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and we subsequently recognize gain on the disposition of such asset during the ten-year period (the "Recognition Period") beginning on the date on which the asset was acquired by us, then, pursuant to guidelines issued by the IRS, the C corporation from which we acquired the asset will be taxable on the amount of gain that would have been realized if the C corporation had liquidated on the last day before the date on which we acquired the asset. Alternatively, we may elect, in lieu of the treatment described above, to be subject to tax at the highest regular corporate tax rate on the excess, if any, of (A) the fair market value of the asset as of the beginning of the applicable Recognition Period, over (B) our adjusted basis in such asset as of the beginning of such Recognition Period (I.E., "built-in gain"). We also will be taxed on any built-in gains during the Recognition Period attributed to the disposition of assets of an acquired corporation which is a "qualified REIT subsidiary." See "--Requirements for Qualification-- Qualified REIT Subsidiary."


    If we invest in properties in foreign countries, our profits from those investments will generally be subject to tax in the countries where such properties are located. The precise nature and amount of any taxation will depend on the laws of the countries where the properties are located. If we satisfy the annual distribution requirements for qualification as a REIT and are therefore not subject to federal corporate income tax on that portion of our ordinary income and capital gain that is currently distributed to our shareholders, we will generally not be able to recover the cost of any foreign tax imposed on profits from our foreign investments by claiming foreign tax credits against our U.S. tax liability on such profits. Moreover, a REIT is not able to pass foreign tax credits through to its shareholders.


    We use the calendar year for both federal income tax purposes and financial reporting purposes.

REQUIREMENTS FOR REIT QUALIFICATION

    To qualify as a REIT, we must have met and continue to meet the requirements, discussed below, relating to our organization, the sources of our gross income, the nature of our assets, and the level of distributions to our shareholders.

    ORGANIZATIONAL REQUIREMENTS


    The Internal Revenue Code requires that a REIT be a corporation, trust, or association:


    - which is managed by one or more trustees or directors;

    - the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

    - which would be taxable as a domestic corporation but for compliance with the REIT requirements;


    - which is neither a financial institution nor an insurance company under the Internal Revenue Code;


    - the beneficial ownership of which is held by 100 or more persons;


    - at any time during the last half of each taxable year not more than 50% in value of the outstanding stock or shares of beneficial interest of which is owned, directly or indirectly through the application of attribution rules, by or for five or fewer individuals (as defined in the Internal Revenue Code to include tax-exempt entities other than, in general, qualified domestic pension funds); and


    - which meets other tests, described below, regarding the nature of its income and assets and distribution requirements.


    The Internal Revenue Code provides that the first four conditions above must be met during the entire taxable year and that the fifth condition must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. A corporation may not elect to become a REIT unless its taxable year is a calendar year.


    We have issued sufficient shares to enough holders to allow us to satisfy the requirement set forth in the fifth condition above (the "100 holder" requirement). For purposes of determining ongoing compliance with the 100 holder requirement, Treasury Regulations require us to issue letters to some shareholders demanding information regarding the amount of shares each such shareholder actually or constructively owns. Although any failure by us to comply with the shareholder demand letters requirement should not jeopardize our REIT status, such failure would subject us to financial penalties. A list of those shareholders failing or refusing to comply with this demand must be maintained as part of our records. A shareholder who fails or refuses to comply with the demand must submit a statement with its tax return disclosing the actual ownership of the shares and other information.


    As set forth in the sixth condition above, to qualify as a REIT, we must also satisfy the requirement set forth in Section 856(a)(6) of the Internal Revenue Code that we not be closely held. We will not be closely held so long as at all times during the last half of any of our taxable years (other than the first taxable year for which the REIT election is made) not more than 50% in value of our outstanding shares of beneficial interest is owned, directly or constructively under the applicable attribution rules of the Internal Revenue Code, by five or fewer individuals (as defined in the Internal Revenue Code to include tax-exempt entities, other than, in general, qualified domestic pension funds) (the "5/50 Rule").



    Although our declaration of trust contains restrictions on the ownership and transfer of the Equity Shares (which include the convertible preferred shares), the restrictions do not ensure that we will be able to satisfy the 5/50 Rule. If we fail to satisfy the 5/50 Rule, our status as a REIT will terminate, and we will not be able to prevent such termination. However, for taxable years beginning after August 5, 1997, if we comply with the procedures prescribed in Treasury Regulations for issuing shareholder demand letters and do not know, or with the exercise of reasonable diligence would not have known, that the 5/50 Rule was violated, the requirement that we not be closely held will be deemed to be satisfied for the year. See "--Failure to Qualify."

    OWNERSHIP OF A PARTNERSHIP INTEREST


    In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT is deemed to own its proportionate share of the assets of the partnership corresponding to the REIT's capital interest in such partnership and is deemed to earn such proportionate share of the income of the partnership. In addition, the partnership's assets and gross income retain the same character in the hands of the REIT for purposes of the REIT Requirements, including satisfying the gross income tests and the asset tests. Accordingly, our proportionate share of the assets, liabilities and items of income of the operating partnership, including the operating partnership's proportionate share of the assets, liabilities and items of income of each of its property owning subsidiaries (each a "Property Partnership"), are treated as our assets, liabilities and items of income for purposes of applying the REIT Requirements, provided that the operating partnership and each of the Property Partnerships are treated as partnerships for federal income tax purposes.


    QUALIFIED REIT SUBSIDIARY


    If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," within the meaning of section 856(i) of the Internal Revenue Code, that subsidiary is disregarded for federal income tax purposes, and all assets, liabilities, and items of income, deduction, and credit of the subsidiary are treated as assets, liabilities and such items of the REIT itself. A "qualified REIT subsidiary" is a corporation all of the capital stock of which is owned by the REIT. However, if an existing corporation is acquired by a REIT and becomes a "qualified REIT Subsidiary" of such REIT, all of its pre-acquisition earnings and profits must be distributed before the end of the REIT's taxable year. Any corporation formed directly by us to act as a general partner in any of the Property Partnerships will be a "qualified REIT subsidiary" and thus all of such subsidiary corporation's assets, liabilities, and items of income, deduction, and credit will be treated as our assets, liabilities, and items of income, deduction and credit.


    INCOME TESTS

    To maintain our qualification as a REIT, we must satisfy two gross income requirements annually. First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in some circumstances, interest) or from some types of temporary investments. Second, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments and from dividends, interest, and gain from the sale or disposition of stock or securities or from any combination of the foregoing.

    Rents we receive will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met:


    - First, the amount of rent received or accrued with respect to any property must not be based in whole or in part on the income or profits derived by any person from such property, although an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of gross receipts or gross sales. Rents received from a tenant that are based on the tenant's income from the property will not be treated as rents based on income or profits and thus excluded from the term "rents from real property" if the tenant derives substantially all of its income with respect to such property from the leasing or subleasing of substantially all of such property, provided that the tenant receives from subtenants only amounts that would be treated as rents from real property if received directly by a REIT.

    - Second, rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an owner of 10% or more of the REIT, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant").



    - Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property."



    - Finally, a REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" from whom the REIT derives no income. However, we (or our affiliates) are permitted to directly perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered rendered for the convenience of the occupant of the property. A de minimis exception allows a REIT to provide non-customary services to its tenants and not disqualify income as rents from real property so long as the aggregate income derived by the REIT with respect to a particular property that is attributable to the impermissible services performed for all tenants at the property does not exceed 1.0% of the gross income derived by the REIT with respect to that property. For these purposes, the amount we receive that is attributable to impermissible services may not be valued at less than 150% of our direct cost of providing these services.


    Substantially all of our gross income is attributable to investments in real property and specifically to rents attributable to and gains from the disposition of real property. We believe that we do not receive rents based on the net income or profits of a tenant. Moreover, we believe that we do not receive rents in excess of a DE MINIMIS amount (generally rent from office space leased to PGI affiliates) from a Related Party Tenant. We also believe that we do not receive any rent attributable to personal property leased in connection with a lease of real property that exceeds 15% of the total rents received under any such lease. For this purpose we took into account as personal property the overhead cranes in use at some of our industrial properties.


    The operating partnership provides services with respect to our properties, but does not satisfy the "independent contractor" requirements described above. To the extent necessary to preserve our status as a REIT, the operating partnership will arrange to have services provided by independent contractors from whom we or the operating partnership does not derive or receive any income.



    The operating partnership also receives fees in exchange for the performance of usual and customary services relating to properties not owned entirely by the operating partnership. The ratable portion of these fees attributable to the part of the property not owned by the operating partnership does not constitute qualifying income under the 75% or 95% gross income tests. The remainder of these fees is ignored under the 75% and 95% gross income test so long as we have a significant interest in such property. We believe that the aggregate amount of such nonqualifying fees (and any other nonqualifying income) in any taxable year will not exceed the limits on nonqualifying income under the gross income tests described above.



    Our properties include a 398-space parking facility for which we, through the operating partnership, receive fees. This parking facility is operated through an independent contractor from whom we derive no income.



    The Services Company, pursuant to contractual arrangements, performs some management services with respect to properties not owned by us or the operating partnership. The health club located in the 77 West Wacker Drive Building is owned by the Services Company. The income from such services and the revenues from the health club is taxed to the Services Company at the regular corporate tax rates. Note payments and dividends paid by the Services Company to the operating partnership will constitute qualifying income for purposes of the 95% gross income test but not for the purposes of the 75% gross income test.


    We intend to monitor the potential amount of nonqualifying income in the future and take action to avoid jeopardizing our REIT qualification. We may for instance transfer some nonqualifying activities to a taxable corporation such as the Services Company, from which we would receive dividends. If this should occur, the operating partnership would be entitled to receive dividends as a stockholder of such corporation. The amount of dividends available for distribution to us would be reduced below the comparable amount of fee income that would otherwise be received by the operating partnership because such a corporation would be subject to a corporate level tax on its taxable income, thereby reducing the amount of cash available for distribution. Furthermore, we would be required to structure the stock interest owned by the operating partnership in such a corporation to ensure that the various asset tests described below were not violated. Particularly, the operating partnership would not own more than 10% of the voting securities of such corporation and the value of the stock interest would not exceed 5% of the value of our total assets.



    If we fail to satisfy one or both of the 75% or the 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under some provisions of the Internal Revenue Code. These relief provisions will be generally available if:


    - our failure to meet such test(s) was due to reasonable cause and not due to willful neglect;

    - we reported the nature and amount of each item of our income included in the test(s) for such taxable year on a schedule attached to our return; and

    - any incorrect information on the schedule was not due to fraud with intent to evade tax.

It is not possible, however, to state whether, in all circumstances, we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally earn exceeds the limits on such income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. As discussed above in "--REIT Taxation" even if these relief provisions apply, we will still be subject to a 100% tax on the greater of the amount by which we failed the 75% or the 95% test, multiplied by a fraction intended to reflect our profitability. See "--Failure to Qualify."

    ASSET TESTS

    At the close of each quarter of our taxable year, we also must satisfy three tests relating to the nature of our assets:


    - At least 75% of the value of our total assets, including our allocable share of assets held by the operating partnership and each Property Partnership in which the operating partnership is a partner, must be represented by real estate assets, cash, cash items and U.S. government securities. For this purpose, real estate assets include stock or debt instruments held for not more than one year purchased with proceeds of a stock offering or a long-term (at least five years) debt offering of Prime).


    - Not more than 25% of our total assets may be represented by securities other than those in the 75% asset class.


    - Of the investments included in the 25% asset class, the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets, and we may not own more than 10% of any one issuer's outstanding voting securities. By virtue of our partnership interest in the operating partnership, we will be deemed to own for purposes of the three asset tests our pro rata share of the assets of the operating partnership, and the assets of each Property Partnership in which the operating partnership is a partner. The operating partnership owns

      100% of the preferred stock of the Services Company and the note issued by the Services Company, but none of that corporation's voting stock. We do not believe that our pro rata share of the stock and securities (I.E., the note) owned by the operating partnership in such corporation exceeds 5% of the total value of our assets. No independent appraisals will be obtained to support this conclusion, and Tax Counsel, in rendering its opinion as to our qualification as a REIT, is relying on our representation that the preferred stock and note issued by the Services Company and held by the operating partnership does not cause us to fail the 5% value test.


    After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy any of the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests, and to take such other action within 30 days after the close of any quarter as may be required to cure any noncompliance.

    ANNUAL DISTRIBUTION REQUIREMENTS

    To continue to qualify as a REIT, we are required to distribute dividends (other than capital gain dividends) to our shareholders each year in an amount at least equal to:

    - the sum of (A) 95% of our "REIT taxable income" (computed without regard to the dividends paid deduction and our net capital gain) plus (B) 95% of the net income (after tax), if any, from foreclosure property; minus

    - the sum of items of non-cash income.

    Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment after such declaration. A distribution which is not pro rata within a class of beneficial interest entitled to a dividend or which is not consistent with the rights to distributions between classes of beneficial interest (a "preferential dividend") is not taken into consideration for the purpose of meeting the distribution requirement. Accordingly, the payment of a preferential dividend could affect our ability to meet this distribution requirement.

    To the extent that we do not distribute all of our net capital gain or distributes at least 95%, but less than 100%, of our "REIT taxable income," as adjusted, we will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. Furthermore, if we should fail to distribute for each calendar year at least the sum of (A) 85% of our REIT ordinary income for such year, (B) 95% of our REIT capital gain net income for such year, plus (C) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. However, to the extent we elect to retain and pay income tax on net long-term capital gains we received during the year such amounts will be treated as having been distributed for purposes of the 4.0% excise tax.


    We have and intend to continue to make timely distributions sufficient to satisfy all of the annual distribution requirements. We anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy these distribution requirements. It is possible that, from time to time, we may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to the insufficiency of cash flow from the operating partnership in a particular year or to timing differences between the actual receipt of income and actual payment of deductible expenses, on the one hand, and the inclusion of such income and deduction of such expenses in computing our "REIT taxable income," on the other hand. In the event that such an insufficiency or such timing differences occur, in order to meet the 95% distribution requirement, we may find it necessary to cause the operating partnership to make distributions, to borrow funds, or to liquidate assets.


    If we fail to meet the 95% distribution requirement as a result of an adjustment to our tax return by the IRS upon audit, we may retroactively cure the failure by paying "deficiency dividends" to our shareholders in a later year, which may then be included in our deduction for dividends paid for the earlier year. We may thus be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest to the IRS based upon the amount of any deduction taken for deficiency dividends.

    PENALTY TAX ON PROHIBITED TRANSACTIONS


    Our share of any gain realized on the sale of any property held as inventory or otherwise primarily for sale to customers in the ordinary course of our trade or business generally will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The operating partnership, through the Property Partnerships, intends to hold our properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating the properties and to make such occasional sales of the properties as are consistent with our investment objectives. Based upon such investment objectives, we believe that in general its properties should not be considered inventory or other property held primarily for sale to customers in the ordinary course of a trade or business and that the amount of income from prohibited transactions, if any, will not be material.


FAILURE TO QUALIFY


    If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify as a REIT will not be required and, if made, will not be deductible by us. As a result, our failure to qualify as a REIT will reduce the cash available for distribution by us to our shareholders. In addition, if we fail to qualify as a REIT, all distributions to our shareholders will be taxable as ordinary dividend income to the extent of our then current and accumulated earnings and profits, and, subject to limitations in the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, we also will be ineligible for qualification as a REIT during the four taxable years following the year during which qualification was lost. It is not possible to determine whether we would be entitled to such statutory relief in all circumstances.


TAXATION OF OUR SHAREHOLDERS

TAXABLE U.S. SHAREHOLDERS


    As used in this summary of Material Federal Income Tax Considerations, the term "U.S. Shareholder" means a holder of offered shares who, for United States federal income tax purposes:


    - is a citizen or resident of the United States;

    - is a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof;

    - is a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust; or

    - is an estate subject to taxation in the United States, regardless of its source of income.

    DISTRIBUTIONS BY US


    As long as we qualify as a REIT, distributions made to our U.S. Shareholders with respect to their shares out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for such shareholders that are corporations. Dividends that are designated as capital gain dividends generally will be taxed as long-term capital gains, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the shareholder has held its offered shares. However, corporate shareholders may be required to treat up to 20% of capital gain dividends as ordinary income.



    In addition, any dividend declared by us in October, November or December of any year and payable to a shareholder of record on a specific date in any such month will be treated as both paid by us and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by us on or before January 31 of the following calendar year. Holders of offered shares may not include in their individual income tax returns any of our net operating losses or capital losses. To the extent that we make distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to the holder of offered shares, reducing the tax basis of such shareholder's securities by the amount of such distribution (but not below zero), with distributions in excess of the shareholder's tax basis taxable as capital gains, if the securities are held as a capital asset. It is not possible to predict whether we will make distributions in excess of current and accumulated earnings and profits which would be taxed as a return of capital.


    ELECTION TO RETAIN NET LONG-TERM CAPITAL GAIN

    For our taxable years that begin on or after January 1, 1998, we may elect to retain and pay income tax on our net long-term capital gain attributable to such taxable year. If we make this election, our shareholders will be required to include in their income as long-term capital gain their proportionate share of such amount so designated by us. A shareholder will be treated as having paid his or her share of the tax paid by us in respect of such amount so designated by us, for which such shareholder will be entitled to a credit. Additionally, each shareholder's adjusted basis in its shares of us will be increased by the excess of the amount so includible in income over the tax deemed paid on such amount. We must pay tax on our designated long-term capital gain within 30 days of the close of any taxable year in which we designate long-term capital gain pursuant to this rule, and we must mail a written notice containing the relevant tax information to our shareholders within 60 days of the close of the taxable year.


    TAX CONSEQUENCES UPON CONVERSION OF CONVERTIBLE PREFERRED SHARES INTO COMMON
     SHARES



    Generally, except with respect to cash received in lieu of fractional shares, no gain or loss will be recognized upon the conversion of convertible preferred shares into common shares. The tax basis of a holder of convertible preferred shares (a "Preferred Holder") in the common shares received will equal that holder's tax basis in the convertible preferred shares surrendered in the conversion reduced by any basis attributable to fractional shares deemed received and the holding period for the convertible preferred shares will include the Preferred Holder's holding period for the convertible preferred shares. Based on the IRS's present advance ruling policy, cash received in lieu of a fractional common shares upon conversion of convertible preferred shares should be treated as a payment in redemption of the fractional share interest in those common shares. See "--Redemption of Convertible Preferred Shares" below.

    DEEMED DIVIDENDS ON CONVERTIBLE PREFERRED SHARES


    The conversion price of the convertible preferred shares may be adjusted if we make certain distributions of shares of beneficial interest, cash, or other property to our shareholders. While we do not presently contemplate making such a distribution, if we make a distribution of cash or property resulting in an adjustment to the conversion price, a Preferred Holder may be viewed as receiving a "deemed distribution" which is taxable as a dividend under Section 301 and 305 of the Internal Revenue Code.


    REDEMPTION OF CONVERTIBLE PREFERRED SHARES


    The treatment to be accorded to any redemption by us of convertible preferred shares can only be determined on the basis of particular facts as to each Preferred Holder at the time of redemption. In general, a Preferred Holder will recognize capital gain or loss measured by the difference between the amount realized by the Preferred Holder upon the redemption and its adjusted tax basis in our convertible preferred shares redeemed (provided our convertible preferred shares are held as a capital asset) if that redemption:



    - results in a "complete termination" of the Preferred Holder's share interest in all classes of our shares of beneficial interest under Section 302(b)(3) of the Internal Revenue Code;



    - is "substantially disproportionate" with respect to the holder's interest in us under Section 302(b)(2) of the Internal Revenue Code (which generally will not be the case if only convertible preferred shares are redeemed, since they generally do not have voting rights); or



    - is "not essentially equivalent to a dividend" with respect to the Preferred Holder under Section 302(b)(1) of the Internal Revenue Code.



In determining whether any of these tests have been met, shares considered to be owned by the Preferred Holder by reason of certain constructive ownership rules set forth in the Internal Revenue Code, as well as shares actually owned, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Internal Revenue Code will be satisfied with respect to any particular Preferred Holder depends on the facts and circumstances at the time when the determination must be made, prospective investors are advised to consult their own tax advisors to determine their tax treatment.



    If the redemption does not meet any of the tests under Section 302 of the Internal Revenue Code, then the redemption proceeds received from the convertible preferred shares will be treated as a distribution on the convertible preferred shares as described under "--Taxable U.S. Shareholders-- Distributions by Us." If the redemption is taxed as a dividend, the Preferred Holder's adjusted tax basis in the convertible preferred shares will be transferred to its other share holdings in us. If, however, the Preferred Holder has no remaining share holdings in us, that basis could be transferred to a related person or it may be lost.


TAXATION OF TAX-EXEMPT SHAREHOLDERS


    Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are not subject to federal income tax except to the extent of their receipt of "unrelated business taxable income" as defined in Section 512(a) of the Internal Revenue Code ("UBTI"). Our distributions to a shareholder that is a tax-exempt entity should not constitute UBTI provided that the tax-exempt entity has financed the acquisition of its securities with "acquisition indebtedness" within the meaning of the Internal Revenue Code, and the securities are not otherwise used in an unrelated trade or business of the tax-exempt entity.

    In addition, pension trusts may be required to report a portion of the distribution that they receive from a "pension-held REIT" as UBTI. A REIT will be treated as a "pension-held REIT" if the REIT is predominantly held by tax-exempt pension funds and if the REIT would otherwise fail to satisfy the "5/50 Rule" discussed above, see "--Taxation of Prime Group Realty Trust--Requirements for Qualification--Organizational Requirements," if the stock or beneficial interests of the REIT held by such tax-exempt pension funds were not treated as held directly by their respective beneficiaries. A REIT is predominantly held by tax-exempt pension funds if at least one tax-exempt pension fund holds more than 25% (measured by value) of the REIT's stock or beneficial interests, or if one or more tax-exempt pension finds (each of which owns more than 10% (measured by value) of the REIT's stock or beneficial interests) own in the aggregate more than 50% (measured by value) of the REIT's stock or beneficial interests. We do not expect to be treated as a pension-held REIT for purposes of this rule. However, because our shares will be publicly traded, no assurance can be given that we are not or will not become a pension-held REIT.

TAXATION OF NON-U.S. SHAREHOLDERS


    The following is a discussion of some anticipated U.S. federal income tax consequences of the ownership and disposition of offered shares applicable to Non-U.S. Shareholders of such securities. Non-U.S. Shareholders include all holders other than U.S. Shareholders as defined above. PROSPECTIVE NON-U.S. SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF UNITED STATES FEDERAL, STATE, AND LOCAL INCOME TAX LAWS ON AN INVESTMENT IN COMMON SHARES, INCLUDING ANY REPORTING REQUIREMENTS.



    In general, Non-U.S. Shareholders are subject to regular United States income tax with respect to their investment in offered shares in the same manner as a U.S. Shareholder if such investment is "effectively connected" with the Non-U.S. Shareholder's conduct of a trade or business in the United States. A corporate Non-U.S. Shareholder that receives income with respect to its investment in the offered shares that is (or is treated as) effectively connected with the conduct of a trade or business in the United States also may be subject to the 30% branch profits tax imposed by the Internal Revenue Code, which is payable in addition to regular United States corporate income tax. The following discussion addresses only the United States taxation of Non-U.S. Shareholders whose investment in the offered shares is not effectively connected with the conduct of a trade or business in the United States.


    ORDINARY DIVIDENDS

    Our distributions that are not attributable to gain from the sale or exchange by us of United States real property interests and that are not designated by us as capital gain dividends will be treated as ordinary income dividends to the extent made out of our current or accumulated earnings and profits. Generally, such ordinary income dividends will be subject to United States withholding tax at the rate of 30% on the gross amount of the dividends paid unless reduced or eliminated by an applicable United States income tax treaty. We expect to withhold United States income tax at the rate of 30% on the gross amount of any such dividends paid to a Non-U.S. Shareholder unless a lower treaty rate applies and the Non-U.S. Shareholder has filed an IRS Form 1001 with us, certifying the Non-U.S. Shareholder's entitlement to treaty benefits. The IRS has issued final regulations regarding the backup withholding rules as applied to Non-U.S. Shareholders. These regulations alter the current system of backup withholding compliance and are effective for distributions made after December 31, 1999.

    NON-DIVIDEND DISTRIBUTIONS


    Unless the offered shares constitute a United States Real Property Interest (a "USRPI"), distributions made by us in excess of our current and accumulated earnings and profits will be treated first as a tax-free return of capital to each Non-U.S. Shareholder, reducing the adjusted basis which such Non-U.S. Shareholder has in his offered shares for U.S. tax purposes by the amount of such distribution (but not below zero), with distributions in excess of a Non-U.S. Shareholder's adjusted basis in his shares being treated as gain from the sale or exchange of such shares, the tax treatment of which is described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of our current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to a dividend distribution. However, the Non-U.S. Shareholder may seek a refund from the IRS of any amount withheld if it is subsequently determined that such distribution was, in fact, in excess of our then current and accumulated earnings and profits.



    If the offered shares constitute a USRPI, such distributions will be subject to 10% withholding and taxed pursuant to the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") at a rate of 35% to the extent such distributions exceed a Non-U.S. Shareholder's basis in his offered shares. The offered shares will not constitute a USRPI so long as we are a "domestically controlled REIT." A "domestically controlled REIT" is a REIT in which, at all times during a specified testing period, less than 50% in value of its stock or beneficial interests are held directly or indirectly by Non-U.S. Shareholders. We believe that we will be a "domestically controlled REIT," and therefore that the offered shares will not be treated as USRPIs under FIRPTA. However, because the offered shares will be publicly traded, no assurance can be given that we are or will continue to be a "domestically-controlled REIT."



    If we did not constitute a "domestically-controlled REIT," the offered shares would be treated as USRPIs subject to United States taxation under FIRPTA unless:



    - the offered shares are "regularly traded" (as defined in the applicable Treasury regulations); and


    - the Non-U.S. Shareholder's interest, after application of constructive ownership rules, in us is 5.0% or less at all times during the five years preceding the sale or exchange.

    CAPITAL GAINS DIVIDENDS

    As long as we continue to qualify as a REIT, distributions made by us that are attributable to gain from the sale or exchange by us of any USRPI will be taxed to a Non-U.S. Shareholder under FIRPTA. Under FIRPTA, such distributions are taxed to a Non-U.S. Shareholder as if such distributions were gains "effectively connected" with the conduct of a trade or business in the United States. Accordingly, a Non-U.S. Shareholder will be taxed on such distributions at the same capital gain rates applicable to U.S. Shareholders (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). Distributions subject to FIRPTA also may be subject to the 30% branch profits tax in the case of a corporate Non-U.S. Shareholder that is not entitled to treaty relief or exemption. We will be required to withhold tax from any distribution to a Non-U.S. Shareholder that could be designated by us as a USRPI capital gain dividend in an amount equal to 35% of the gross distribution. The amount of tax withheld is fully creditable against the Non-U.S. Shareholder's FIRPTA tax liability, and if such amount exceeds the Non-U.S. Shareholder's federal income tax liability for the applicable taxable year, the Non-U.S. Shareholder may seek a refund of the excess from the IRS. In addition, if we designate prior distributions as capital gain dividends, subsequent distributions, up to the amount of such prior distributions, will be treated as capital gain dividends for purposes of withholding.

    Pursuant to Treasury Regulations effective through December 31, 1999, dividends paid to an address in a country outside the United States are generally presumed to be paid to a resident of such country for purposes of determining the applicability of withholding requirements discussed above and the applicability of any treaty rate. Under revised Treasury Regulations effective January 1, 2000, different presumptions and procedures apply to determine whether or not a dividend is subject to withholding and whether a possibly reduced treaty rate of withholding is available. In addition, new rules apply to dividends to foreign entities, including partnerships and other pass-through entities.

Distributions in excess of our current or accumulated earnings and profits to a Non-U.S. Shareholder, to the extent they are not subject to 30% withholding or are subject to a lower treaty rate, may nevertheless be subject to separate withholding at a rate of 10% nevertheless under the rules of Internal Revenue Code Section 1445. Non-U.S. Shareholders should discuss these new complex withholding rules with their tax advisors.



    DISPOSITION OF SHARES OF OUR BENEFICIAL INTEREST



    Gain recognized by a Non-U.S. Shareholder upon the sale or exchange of offered shares generally will not be subject to United States taxation unless the offered shares constitute a USRPI within the meaning of FIRPTA (as described above).



    If the offered shares were treated as USRPI so that gain on the sale or exchange of the offered shares would be subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to regular United States income tax with respect to such gain in the same manner as a U.S. Shareholder. Any such gain would be subject to any applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of foreign corporations, and the purchaser of the offered shares (including us) would be required to withhold and remit to the IRS 10% of the purchase price. Additionally, in such case, distributions on the offered shares to the extent they represent a return of capital or capital gain from the sale of the offered shares, rather than dividends, would be subject to a 10% withholding tax.


    Capital gains not subject to FIRPTA will nonetheless be taxable in the United States to a Non-U.S. Shareholder in two cases:


    - if the Non-U.S. Shareholder's investment in the offered shares is effectively connected with a U.S. trade or business conducted by such Non-U.S. Shareholder, the Non-U.S. Shareholder will be subject to the same treatment as a U.S. shareholder with respect to such gain; or


    - if the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% withholding tax on the amount of such individual's capital gain.

    ESTATE TAX


    Offered shares owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of death will be includable in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual's estate may be subject to U.S. federal estate tax on the property includable in the estate for U.S. federal estate tax purposes.


INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

    We will report to our U.S. Shareholders and to the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a U.S. Shareholder may be subject to backup withholding at the rate of 31% on dividends paid unless such U.S. Shareholder:

    - is a corporation or falls within other exempt categories and, when required, can demonstrate this fact; or

    - provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules.

    A U.S. Shareholder who does not provide us with his correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the U.S. Shareholder's federal income tax liability. In addition, we may be required to withhold a portion of any capital gain distributions made to U.S. Shareholders who fail to certify their non-foreign status to us. See "--Taxation of Non-U.S. Shareholders." The IRS has issued final regulations regarding the backup withholding rules as applied to Non-U.S. Shareholders. These regulations alter the current system of backup withholding compliance and are effective for distributions made after December 31, 1999.

    Additional issues may arise pertaining to information reporting and backup withholding with respect to Non-U.S. Shareholders, and Non-U.S. Shareholders should consult their tax advisors with respect to any such information reporting and backup withholding requirements.

OTHER TAX CONSIDERATIONS

    POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING TAX CONSEQUENCES


    Prospective holders should recognize that our present federal income tax treatment may be modified by future legislative, judicial or administrative actions or decisions at any time, which may be retroactive in effect, and, as a result, any such action or decision may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the Treasury Department, resulting in statutory changes as well as promulgation of new, or revisions to existing, regulations and revised interpretations of established concepts. No prediction can be made as to the likelihood of passage of any new tax legislation or other provisions either directly or indirectly affecting us or our shareholders. Revisions in federal income tax laws and interpretations thereof could adversely affect the tax consequences of an investment in the offered shares.


    STATE AND LOCAL TAXES


    We and our shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of us and our shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective holders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the offered shares.

                              ERISA CONSIDERATIONS


    The following is a summary of material considerations arising under ERISA and the prohibited transaction provisions of Section 4975 of the Internal Revenue Code that may be relevant to a prospective purchaser, including, with respect to the discussion contained in "--Our Status under ERISA," to a prospective purchaser that is not an employee benefit plan, another tax-qualified retirement plan or an IRA. This discussion does not propose to deal with all aspects of ERISA or Section 4975 of the Internal Revenue Code or, to the extent not pre-empted, state law that may be relevant to particular employee benefit plan shareholders, including plans subject to Title I of ERISA, other employee benefit plans and IRAs subject to the prohibited transaction provisions of Section 4975 of the Internal Revenue Code, and governmental plans and church plans that are exempt from ERISA and Section 4975 of the Internal Revenue Code but that may be subject to state law requirements.



    A FIDUCIARY MAKING THE DECISION TO INVEST IN CONVERTIBLE PREFERRED SHARES OR COMMON SHARES ON BEHALF OF A PROSPECTIVE PURCHASER WHICH IS AN ERISA PLAN, A TAX-QUALIFIED RETIREMENT PLAN, AN IRA OR OTHER EMPLOYEE BENEFIT PLAN IS ADVISED TO CONSULT ITS OWN LEGAL ADVISOR REGARDING THE SPECIFIC CONSIDERATIONS ARISING UNDER ERISA, SECTION 4975 OF THE INTERNAL REVENUE CODE, AND (TO THE EXTENT NOT PRE-EMPTED) STATE LAW WITH RESPECT TO THE PURCHASE, OWNERSHIP OR SALE OF CONVERTIBLE PREFERRED SHARES OR COMMON SHARES BY SUCH PLAN OR IRA. Plans should also consider the entire discussion under the heading "Material Federal Income Tax Considerations." Material contained in that section is relevant to any decision by an employee benefit plan, tax-qualified retirement plan or IRA to purchase our convertible preferred shares or common shares.


EMPLOYEE BENEFIT PLANS, TAX-QUALIFIED RETIREMENT PLANS AND IRAS


    Each fiduciary of an employee benefit plan subject to Title I of ERISA (an "ERISA Plan") should carefully consider whether an investment in convertible preferred shares or common shares is consistent with its fiduciary responsibilities under ERISA. In particular, the fiduciary requirements of Part 4 of Title I of ERISA require:


    - an ERISA Plan's investments to be prudent and in the best interests of the ERISA Plan, its participants and beneficiaries;

    - an ERISA Plan's investments to be diversified in order to reduce the risk of large losses, unless it is clearly prudent not to do so;

    - an ERISA Plan's investments to be authorized under ERISA and the terms of the governing documents of the ERISA Plan; and

    - that the fiduciary not cause the ERISA Plan to enter into transactions prohibited under Section 406 of ERISA.


In determining whether an investment in convertible preferred shares or common shares is prudent for purposes of ERISA, the appropriate fiduciary of an ERISA Plan should consider all of the facts and circumstances, including whether the investment is reasonably designed, as a part of the ERISA Plan's portfolio for which the fiduciary has investment responsibility, to meet the objectives of the ERISA Plan, taking into consideration the risk of loss and opportunity for gain, or other return, from the investment, the diversification, cash flow and funding requirements of the ERISA Plan and the liquidity and current return of the ERISA Plan's portfolio. A fiduciary should also take into account the nature of our business, the length of our operating history and other matters described under "Risk Factors."


    The fiduciary of an IRA or of an employee benefit plan not subject to Title I of ERISA because it is a governmental or church plan, or because it does not cover common law employees (a "Non-ERISA

Plan") should consider that such an IRA or Non-ERISA Plan may only make investments that are authorized by the appropriate governing documents, not prohibited under Section 4975 of the Internal Revenue Code and permitted under applicable state law.


OUR STATUS UNDER ERISA


    A prohibited transaction may occur if our assets are deemed to be assets of the investing Plans and "parties in interest," as defined in ERISA, or "disqualified persons," as defined in Section 4975 of the Internal Revenue Code, deal with such assets. In certain circumstances where a Plan holds an interest in an entity, the assets of the entity are deemed to be Plan assets (the "look-through rule"). Under such circumstances, any person that exercises authority or control with respect to the management or disposition of such assets is a Plan fiduciary. Plan assets are not defined in ERISA or the Internal Revenue Code, but the United States Department of Labor has issued regulations, effective March 13, 1987 (the "Regulations"), that outline the circumstances under which a Plan's interest in an entity will be subject to the look-through rule.


    The Regulations apply only to the purchase by a Plan of an "equity interest" in an entity, such as common stock, preferred stock, common shares of beneficial interest of a REIT or preferred shares of beneficial interest of a REIT. The Regulations provide an exception to the look-through rule for equity interests that are "publicly-offered securities." The Regulations provide another exception to the look-through rule for equity interests in an entity that is an "operating company."

    Under the Regulations, a "publicly-offered security" is a security that is:

    - freely transferable;

    - part of a class of securities that is widely held; and

    - either (a) part of a class of securities that is registered under section 12(b) or 12(g) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), or (b) sold to a Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities of which such security is a part is registered under the Exchange Act within 120 days (or such longer period allowed by the Securities and Exchange Commission) after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred.

Whether a security is considered "freely transferable" depends on the facts and circumstances of each case. Generally, if the security is part of an offering in which the minimum investment is $10,000 or less, any restriction on or prohibition against any transfer or assignment of such security for the purposes of preventing a termination or reclassification of the entity for federal or state tax purposes will not of itself prevent the security from being considered freely transferable. A class of securities is considered "widely held" if it is a class of securities that is owned by 100 or more investors independent of the issuer and of one another.

    We anticipate that our common shares will meet the criteria of the publicly-offered securities exception to the look-through rule for the following reasons:

    - We anticipate that our common shares will be considered to be freely transferable, as the minimum investment will be less than $10,000 and the only restrictions upon its transfer are those required under federal tax laws to maintain our status as a REIT.

    - We believe that our common shares will be held by 100 or more investors and that at least 100 or more of these investors will be independent of us and of one another.

    - Our common shares will be part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and will be registered under the

      Exchange Act within 120 days after the end of our fiscal year during which the offering of such securities to the public occurs.


Accordingly, we believe that if a Plan purchases common shares, our assets should not be deemed to be Plan assets. Therefore, a person who exercises authority or control with respect to our assets should not be treated as a Plan fiduciary for purposes of the prohibited transaction rules of ERISA and Section 4975 of the Internal Revenue Code.


    Under the Regulations, an "operating company" is an entity that is primarily engaged, directly or through a majority owned subsidiary or subsidiaries, in the production or sale of a product or service other than the investment of capital. An entity is a "real estate operating company" for a twelve-month period if:

    - on any date in that period, at least 50 percent of its assets, valued at costs (other than short-term investments pending long-term commitment or distribution to investors), are invested in real estate which is managed or developed and with respect to which the entity has the right to substantially participate directly in the management or development activities; and

    - during the twelve month period, the entity in the ordinary course of its business is engaged directly in real estate management or development activities.


    We believe that we qualify as an "operating company," because all of our majority owned subsidiaries meet the definition of "real estate operating company". Accordingly, we believe that if a Plan purchases convertible preferred shares, our assets should not be deemed to be Plan assets. Therefore, a person who exercises authority or control with respect to our assets should not be treated as a Plan fiduciary for purposes of the prohibited transaction rules of ERISA and Section 4975 of the Internal Revenue Code.

                              SELLING SHAREHOLDERS


    The table below sets forth certain information concerning the selling shareholders, including the number of offered shares beneficially owned by each selling shareholder. Because the selling shareholders may sell all or some of their offered shares, no estimate can be made of the number owned, beneficially or otherwise, by each selling shareholder upon completion of the offering of the offered shares described in this prospectus. There is no assurance that the selling shareholders will sell any of the offered shares. If any are sold, each selling shareholder will receive all of the net proceeds from the sale of his, her or its respective offered shares. The offered shares represent approximately 43.7% of the total common shares, assuming conversion of all outstanding convertible preferred shares into common shares and exchange of all outstanding common units of limited partner interest in the operating partnership for common shares. Selling shareholders may include Merrill Lynch International Private Finance Limited, a Delaware corporation, and pledgee of SCPG, or any donees or other pledgees of the selling shareholders after the date of this prospectus.



                                                  NUMBER OF CONVERTIBLE    NUMBER OF COMMON
                                                    PREFERRED SHARES      SHARES BENEFICIALLY
                                                   BENEFICIALLY OWNED      OWNED AND OFFERED
NAME OF SELLING SHAREHOLDER                       AND OFFERED HEREBY(1)        HEREBY(2)
------------------------------------------------  ---------------------  ---------------------
SCPG............................................         2,000,000               2,000,000
Edward S. Hadesman
  Trust dated May 22, 1992(3)(4)................           --                      388,677
Grandville/Northwestern
  Management Corporation(3).....................           --                        9,750
Carolyn B. Hadesman
  Trust dated May 21, 1992(3)...................           --                       54,544
Lisa Hadesman 1991 Trust(3).....................           --                      169,053
Cynthia Hadesman 1991 Trust (3).................           --                      169,053
Tucker B. Magid(3)(5)...........................           --                       33,085
Frances S. Shubert(3)...........................           --                       28,805
Grandville Road
  Property, Inc.(3).............................           --                        7,201
Sky Harbor Associates(3)........................           --                       62,149
Jeffrey A. Patterson(3)(6)......................           --                      110,000
Primestone Investment
  Partners, L.P.(3)(7)..........................           --                    7,944,893
Prime Group Limited
  Partnership(3)(8).............................           --                       47,525
Ray R. Grinvalds(3)(8)..........................           --                        5,216
Warren H. John(3)(8)............................           --                       37,259
H Group LLC(9)..................................           --                      643,865
                                                        ----------             -----------
    TOTAL.......................................         2,000,000              11,711,075
                                                        ----------             -----------
                                                        ----------             -----------


---------


(1) On the date of this prospectus, SCPG owns all of the outstanding convertible preferred shares. The 2,000,000 convertible preferred shares were purchased from us in a private transaction in November 1997 and are currently convertible into 2,000,000 common shares. If SCPG and/or its permitted transferees sell in the offering all of the convertible preferred shares and any common shares received upon any conversion of the convertible preferred shares, then SCPG and any such transferees will own no convertible preferred shares or common shares.



(2) The common shares covered by the registration statement of which this prospectus is a part, which we refer to as the "offered common shares", are being registered for the account of the selling shareholders who may receive such common shares upon (A) any conversion of the convertible preferred shares in accordance with their terms or (B) any exchange of common units of limited partner interest in accordance with their terms and the operating partnership's partnership agreement. Holders of the convertible preferred shares have the right, at their option, to convert all or any portion of such shares into common shares. See "Description of Shares of Beneficial Interest--Convertible Preferred Shares." Generally, each common unit of limited partner interest held by the persons or entities which acquired them as part of our formation is currently exchangeable for one common share or, at our option, for cash equal to the fair market value of a common share at the time of the exchange. For purposes of this column, we have assumed that (X) all convertible preferred shares will be converted into common shares and (Y) all common units of limited partner interest will be tendered for exchange by the applicable selling shareholder and that we will exchange common shares, rather than cash, for such tendered common units.



(3) This person or entity acquired their common units of limited partner interest as part of our formation. These common units are currently exchangeable for common shares.


(4) Edward S. Hadesman has been one of our executive officers since November
    1997.

(5) Tucker B. Magid has been one of our executive officers since November 1997.

(6) Jeffrey A. Patterson has been one of our executive officers since November 1997.


(7) Primestone Investment Partners, L.P. has agreed not to sell, offer, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose of 3,375,000 of its common units of limited partner interest, without the consent of Prudential Securities Incorporated, on behalf of the underwriters for our initial public offering, until November 17, 1999. In limited circumstances, Primestone Investment Partners, L.P. is not required to comply with the restrictions referred to in the preceding sentence.



(8) This holder has agreed not to sell, offer, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose of its or his common units of limited partner interest without the consent of Prudential Securities Incorporated, on behalf of the underwriters for our initial public offering, until November 17, 1999.



(9) H Group LLC holds 323,590 common units of limited partner interest as of the date of this prospectus, and we estimate that H Group LLC may acquire up to 320,275 additional common units to the extent we elect to maintain our option to purchase H Group LLC's second mortgage on the office property located at 180 N. LaSalle Street in Chicago, Illinois. Any such common units acquired by H Group LLC prior to December 15, 1998 first became exchangeable for common shares on December 15, 1998, and any such common units acquired by H Group LLC on or after December 15, 1998 will first become exchangeable for common shares on December 15, 1999.

                              PLAN OF DISTRIBUTION


    We will not receive any proceeds from this offering by the selling shareholders. Any of the selling shareholders may from time to time, in one or more transactions, or a series of transactions, offer and sell all or a portion of the offered common shares on the NYSE, in the over-the-counter market, or on any other national securities exchange or trading system on which the common shares are listed or traded. The selling shareholders may from time to time, in one or more transactions, or a series of transactions, offer and sell all or a portion of the convertible preferred shares or the offered common shares in negotiated transactions, in underwritten transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the offered shares from time to time will be determined by the selling shareholders and, in the case of the offered common shares, at the time of such determination, may be higher or lower than the market price of the common shares on the NYSE or other exchange or trading system on which the common shares are admitted for trading privileges.



    In connection with an underwritten offering of the offered shares, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from a selling shareholder or from purchasers of offered shares for whom they may act as agents. Underwriters may sell offered shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Under agreements that may be entered into by us, underwriters, dealers and agents who participate in the distribution of offered shares may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. The offered shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. Each of the selling shareholders has the right to accept or reject, in whole or in part, any proposed purchase of the offered shares made directly or through agents.



    The methods by which the offered shares may be sold include:



    - a block trade in which the broker-dealer so engaged will attempt to sell the offered shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;


    - purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

    - ordinary brokerage transactions and transactions in which the broker solicits purchasers;


    - in the case of the offered common shares, an exchange distribution in accordance with the rules of the NYSE or other exchange or trading system on which the common shares are admitted for trading privileges;


    - privately-negotiated transactions;


    - through put or call transactions relating to the offered shares;



    - through short-sales of the offered shares;


    - pursuant to Rule 144 or otherwise; and

    - underwritten transactions.


    The selling shareholders and any underwriters, dealers, or agents participating in the distribution of the offered shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the offered shares by the selling shareholders and any commissions received by any such broker-dealers may be deemed to be underwriting commissions under the Securities Act.

    When a selling shareholder elects to make a particular offer of offered shares, a prospectus supplement, if required, will be distributed which will identify any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from such selling shareholder and any other required information.



    In order to comply with the securities laws of certain states, if applicable, the offered shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the offered shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.



    We have registered the offered shares as required under the terms of certain agreements between us and the selling shareholders. We have agreed to pay all costs and expenses incurred in connection with the registration under the Securities Act of the offered shares, including without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for us, fees and disbursements of all independent certified accountants and fees and expenses incurred in connection with listing the offered common shares on NYSE. The selling shareholders will pay any underwriting discounts, sales and commissions, fees and disbursements of counsel for the selling shareholders and transfer taxes, if any. We also have agreed to indemnify each of the selling shareholders and their respective officers and directors, and each person who controls (within the meaning of the Securities Act) such selling shareholder, against certain losses, claims, damages, liabilities and expenses arising under the securities laws in connection with this offering. Each of the selling shareholders has agreed to indemnify us, our officers and trustees that sign the registration statement, our underwriters, if any, and each person who controls (within the meaning of the Securities Act) us, against certain losses, claims, damages, liabilities and expenses arising under the securities laws in connection with this offering with respect to certain written information furnished to us by such selling shareholder.


                                 LEGAL MATTERS


    Legal matters relating to Maryland law, including the validity of the issuance of our convertible preferred shares and our common shares offered hereby, will be passed upon for us by Miles & Stockbridge P.C., Baltimore, Maryland. In addition, the description of federal income tax consequences contained in this prospectus under "Material Federal Income Tax Considerations" is, to the extent that it constitutes matters of law, summaries of legal matters or legal conclusions, the opinion of Winston & Strawn, special tax counsel to us as to material federal income tax considerations. Governor James R. Thompson, Chairman of Winston & Strawn, is one of our trustees.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited our consolidated financial statements as of December 31, 1997 and for the period from November 17, 1997 to December 31, 1997 and the combined financial statements of the Predecessor Properties as of December 31, 1996 and for the period from January 1, 1997 to November 16, 1997, and for each of the two years in the period ended December 31, 1996 included in our Annual Report on Form 10-K (as amended by Form 10-K/A), the statement of revenue and certain expenses of Continental Office Towers for the year ended December 31, 1996 and the statement of revenue and certain expenses of 180 North LaSalle Street for the year ended December 31, 1996, included in our Current Report on Form 8-K dated December 15, 1997 (as amended by Form 8-K/A filed on February 27, 1998), the statement of revenue and certain expenses of 2675 Mayfair for the period from January 1, 1997 to September 30, 1997, included in our Current Report on Form 8-K dated December 30, 1997 (as amended by Form 8-K/A dated December 15, 1997 filed on February 27,
1998), the statement of revenue and certain expenses of 33 North Dearborn for the year ended December 31, 1996 included in our Current Report on Form 8-K dated January 14, 1998 (as amended by Form 8-K/A filed on March 31, 1998), the statement of revenue and certain expenses of Commerce Point for the year ended December 31, 1996 included in our Current Report on Form 8-K dated February 20, 1998 (as amended by Form 8-K/A filed on May 5, 1998), the statement of revenue and certain expenses of 208 South LaSalle for the year ended December 31, 1997 and the statement of revenue and certain expenses of 122 South Michigan Avenue for the year ended December 31, 1997 included in our Current Report on Form 8-K dated March 31, 1998, the statement of revenue and certain expenses of 6400 Shafer Court for the year ended December 31, 1997 and the statement of revenue and certain expenses of Two Century Centre for the year ended December 31, 1997 included in our Current Report on Form 8-K dated May 29, 1998, as set forth in their reports which are incorporated in this prospectus by reference. Our financial statements and statements of revenue and certain expenses are incorporated by reference in reliance on their reports, given on their authority as experts in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected without charge and copied upon payment of the prescribed fee at the Public Reference Section of the Commission at Room 1204, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission:
Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Such material can also be obtained from the Commission's worldwide web site at http://www.sec.gov. Our outstanding common shares are listed on the NYSE under the symbol "PGE" and all such reports, proxy statements and other information filed by us with the NYSE may be inspected at the NYSE's offices at 20 Broad Street, New York, New York 10005.


    We have filed with the Commission a registration statement, of which this prospectus is a part, on Form S-3 under the Securities Act and the rules and regulations promulgated thereunder with respect to the offered shares. This prospectus does not contain all the information included in the registration statement and the exhibits and financial statements thereto, portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this prospectus or in any document incorporated by reference herein or therein, as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules hereto. For further information regarding us and our convertible preferred shares and common shares offered hereby, reference is hereby made to the registration statement and such exhibits and schedules.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    We have filed the documents listed below with the Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and these documents are incorporated herein by reference:

    - Our Annual Report on Form 10-K/A for the year ended December 31, 1997;

    - Our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1998; and

    - Our Current Reports on Form 8-K dated January 14, 1998 (as amended on Form 8-K/A filed on March 31, 1998), February 20, 1998 (as amended on Form 8-K/A filed on May 5, 1998), March 19, 1998, March 31, 1998 (as amended on Form 8-K/A filed on June 15, 1998), and May 29, 1998, and our two Current Reports on Form 8-K/A filed on February 27, 1998.


    Any documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering of the offered shares to which this prospectus relates shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing such documents. Incorporating documents by reference means that we are making these documents a part of this prospectus by referring to them and declaring that you should consider them to be part of this prospectus as if they were fully copied in this prospectus.


    Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, in an accompanying prospectus supplement (if any) or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus, or in an accompanying prospectus supplement (if any).

    Copies of all documents which are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents) will be provided by us without charge to each person, including any beneficial owner, to whom this prospectus are delivered upon written or oral request. Requests should be directed to the Secretary/ General Counsel, Prime Group Realty Trust, 77 West Wacker Drive, Chicago, Illinois, 60601, telephone number (312) 917-1300.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     [LOGO]

                            PRIME GROUP REALTY TRUST

                   2,000,000 Series A Cumulative Convertible
                    Preferred Shares of Beneficial Interest
                            11,711,075 Common Shares
                             of Beneficial Interest

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                               December   , 1998


WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR ANY OTHER PERSON TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS TO YOU OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS. IF GIVEN OR MADE, YOU MUST NOT REPLY UPON SUCH INFORMATION OR REPRESENTATIONS AS HAVING BEEN AUTHORIZED BY US OR ANY OF THE SELLING SHAREHOLDERS. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE CONVERTIBLE PREFERRED SHARES AND THE COMMON SHARES OFFERED BY THIS PROSPECTUS, NOR IS IT AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE CONVERTIBLE PREFERRED SHARES AND THE COMMON SHARES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT ANY INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


SEC registration fee..............................................  $  59,528
NYSE listing fee..................................................     40,989
Printing and engraving expenses...................................    150,000
Legal fees and expenses...........................................    150,000
Accounting and due diligence fees and expenses....................    225,000
Miscellaneous.....................................................      5,000
                                                                    ---------
    Total.........................................................  $ 630,517
                                                                    ---------
                                                                    ---------



All expenses of registration incurred in connection with the offering are being borne by Prime, but all selling and other expenses incurred by an individual selling shareholder will be borne by such selling shareholder.


ITEM 15. INDEMNIFICATION OF TRUSTEES AND OFFICERS.


    The declaration of trust and bylaws authorize Prime to indemnify its present and former trustees and officers and to pay or reimburse expenses for such individuals in advance of the final disposition of a proceeding to the maximum extent permitted from time to time under Maryland law. The MGCL, as applicable to Maryland REITs, currently provides that indemnification of a person who is a party, or threatened to be made a party, to legal proceedings by reason of the fact that such a person is or was a trustee, officer, employee or agent of a corporation or other firm at the request of a corporation, or is or was serving as a trustee, officer, employee or agent of a corporation or other firm at the request of a corporation, against judgments, fines, penalties, amounts paid in settlement and reasonable expenses, is mandatory in certain circumstances and permissive in others, subject to authorization by the board of trustees, a committee of the board of trustees consisting of two or more trustees not parties to the proceeding (if there does not exist a majority vote quorum of the board of trustees consisting of trustees not parties to the proceeding), special legal counsel appointed by the board of trustees or such committee of the board of trustees, or by the shareholders, so long as it is not established that the act or omission of such person was material to the matter giving rise to the proceedings and was committed in bad faith, was the result of active and deliberate dishonesty, involved such person receiving an improper personal benefit in money, property or services, or, in the case of criminal proceedings, such person had reason to believe that his or her act or omission was unlawful.



    Prime's officers and trustees are also indemnified pursuant to the operating partnerships, partnership agreement and their respective employment agreements.


    Prime purchased an insurance policy which purports to insure the officers and trustees of Prime against certain liabilities incurred by them in the discharge of their functions as such officers and trustees, except for liabilities resulting from their own malfeasance.

ITEM 16. EXHIBITS.


  EXHIBIT
  NUMBER                                                   DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
      3.1    Articles of Amendment and Restatement of Declaration of Trust of Prime Group Realty Trust as filed as an exhibit to Prime's 1997 Annual Report on Form 10-K and incorporated herein by reference
      3.2    Articles Supplementary to the Articles of Amendment and Restatement of Declaration of Trust of Prime
             Group Realty Trust as filed as an exhibit to Prime's Quarterly Report on Form 10-Q for the quarter ended
             June 30, 1998 and incorporated herein by reference
      3.3    Amended and Restated Bylaws of Prime Group Realty Trust as filed as an exhibit to Prime's 1997 Annual
             Report on Form 10-K and incorporated herein by reference
      3.4    Amended and Restated Agreement of Limited Partnership of Prime Group Realty, L.P. (the "Amended and
             Restated Agreement of Limited Partnership") as filed as an exhibit to Prime's 1997 Annual Report on Form
             10-K and incorporated herein by reference
      3.5    Amendment No. 1 to the Amended and Restated Agreement of Limited Partnership dated as of December 15,
             1998 as filed as an exhibit to Amendment No. 1 to Prime's Registration Statement on Form S-11 (No.
             333-51599) and incorporated herein by reference

      3.6    Amendment No. 2 to the Amended and Restated Agreement of Limited Partnership dated as of December 15,
             1998 as filed as an exhibit to Amendment No. 1 to Prime's Registration Statement on Form S-11 (No.
             333-51599) and incorporated herein by reference

      3.7    Amendment No. 3 to the Amended and Restated Agreement of Limited Partnership dated as of January 15,
             1998 as filed as an exhibit to Amendment No. 1 to Prime's Registration Statement on Form S-11 (No.
             333-51599) and incorporated herein by reference

      3.8    Amendment No. 4 to the Amended and Restated Agreement of Limited Partnership dated as of February 13,
             1998 as filed as an exhibit to Amendment No. 1 to Prime's Registration Statement on Form S-11 (No.
             333-51599) and incorporated herein by reference

      3.9    Amendment No. 5 to the Amended and Restated Agreement of Limited Partnership dated as of March 13, 1998 as filed as an exhibit to Amendment No. 1 to Prime's Registration Statement on Form S-11 (No. 333-51599)
             and incorporated herein by reference

      3.10   Amendment No. 6 to the Amended and Restated Agreement of Limited Partnership dated as of March 25, 1998 as filed as an exhibit to Amendment No. 1 to Prime's Registration Statement on Form S-11 (No. 333-51599)
             and incorporated herein by reference

      3.11   Amendment No. 7 to the Amended and Restated Agreement of Limited Partnership dated as of April 15, 1998 as filed as an exhibit to Amendment No. 1 to Prime's Registration Statement on Form S-11 (No. 333-51599)
             and incorporated herein by reference

      3.12   Amendment No. 8 to the Amended and Restated Agreement of Limited Partnership dated as of May 15, 1998 as filed as an exhibit to Amendment No. 2 to Prime's Registration Statement on Form S-11 (No. 333-51599)
             and incorporated herein by reference

      3.13   Amendment No. 9 to the Amended and Restated Agreement of Limited Partnership dated as of June 5, 1998 as filed as an exhibit to Prime's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 and incorporated herein by reference

      3.14   Amendment No. 10 to the Amended and Restated Agreement of Limited Partnership dated as of June 15, 1998 as filed as an exhibit to Prime's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 and incorporated herein by reference

  EXHIBIT
  NUMBER                                                   DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
      3.15   Amendment No. 11 to the Amended and Restated Agreement of Limited Partnership dated as of July 15, 1998 as filed as an exhibit to Post-Effective Amendment No. 1 to Prime's Registration Statement on Form S-11
             (No. 333-51935) and incorporated herein by reference

      3.16   Amendment No. 12 to the Amended and Restated Agreement of Limited Partnership dated as of August 14,
             1998 as filed as an exhibit to Post-Effective Amendment No. 1 to Prime's Registration Statement on Form
             S-11 (No. 333-51935) and incorporated herein by reference

      3.17   Amendment No. 13 to the Amended and Restated Agreement of Limited Partnership dated as of September 15,
             1998 as filed as an exhibit to Amendment No. 1 to Prime's Registration Statement on Form S-11 (No.
             333-51935) and incorporated herein by reference

      3.18*  Amendment No. 14 to the Amended and Restated Agreement of Limited Partnership dated as of October 15,
             1998

      3.19   Amendment No. 15 to the Amended and Restated Agreement of Limited Partnership dated as November 16, 1998 as filed as an exhibit to Amendment No. 1 to Prime's Registration Statement on Form S-3 (No. 333-64973)
             and incorporated herein by reference

      3.20   Amendment No. 16 to the Amended and Restated Agreement of Limited Partnership dated as of December 15,
             1998 as filed as an exhibit to Post-Effective Amendment No. 3 to Prime's Registration Statement on Form
             S-3 (No. 333-51935) and incorporated herein by reference.

      5.1*   Opinion of Miles & Stockbridge regarding the validity of the convertible preferred shares and common shares being registered

      8.1    Opinion of Winston & Strawn regarding tax matters

     12.1    Computation of Ratios of Earnings to Fixed Charges and Preferred Share Distributions as filed as an exhibit to Prime's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 and incorporated herein by reference

     23.1*   Consent of Miles & Stockbridge (included in Exhibit 5.1)

     23.2    Consent of Winston & Strawn (included in Exhibit 8.1)
     23.3    Consent of Ernst & Young LLP

     24.1*   Powers of Attorney (included on signature page in Part II of initial filing)


---------


*   Previously filed.


ITEM 17. UNDERTAKINGS.

    (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the registrant pursuant to the provisions described under Item 33 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    (b) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

           provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the undersigned registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.


        (2) To remove from registration by means of a post-effective amendment any of the offered shares being registered which remain unsold at the termination of the offering.


        (3) That for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that the shall be deemed to be the initial bona fide offering thereof.

    (c) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on December 29, 1998.


                                PRIME GROUP REALTY TRUST

                                By:             /s/ RICHARD S. CURTO
                                     -----------------------------------------
                                                  Richard S. Curto
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to registration statement has been signed below on December 29, 1998 by the following persons in the capacities indicated.


             NAME                                   TITLE
------------------------------  ----------------------------------------------

     MICHAEL W. RESCHKE*
------------------------------  Chairman of the Board, Trustee
      Michael W. Reschke

     /s/ RICHARD S. CURTO
------------------------------  President and Chief Executive Officer
       Richard S. Curto           (principal executive officer), Trustee

      WILLIAM M. KARNES*
------------------------------  Executive Vice President and Chief Financial
      William M. Karnes           Officer (principal financial officer)

       ROY P. RENDINO*          Senior Vice President--Finance and Chief
------------------------------    Accounting Officer (principal accounting
        Roy P. Rendino            officer)

     JACQUE M. DUCHARME*
------------------------------  Trustee
      Jacque M. Ducharme

      STEPHEN J. NARDI*
------------------------------  Trustee
       Stephen J. Nardi

   CHRISTOPHER J. NASSETTA*
------------------------------  Trustee
   Christopher J. Nassetta

             NAME                                   TITLE
------------------------------  ----------------------------------------------


      THOMAS J. SAYLAK*
------------------------------  Trustee
       Thomas J. Saylak

      JAMES R. THOMPSON*
------------------------------  Trustee
      James R. Thompson

*By:    /s/ RICHARD S. CURTO
      -------------------------
          Richard S. Curto,
          ATTORNEY-IN-FACT